EXHIBIT 99.2
Report of Independent Registered Public Accounting Firm
To the Board of Directors of Cummins Inc. and Shareholder of Atmus Filtration Technologies Inc.
Opinion on the Financial Statements
We have audited the accompanying combined balance sheets of Atmus, a business of Cummins Inc., (the “Company”) as of December 31, 2022 and 2021, and the related combined statements of net income, comprehensive income, changes in net parent investment and cash flows for each of the three years in the period ended December 31, 2022, including the related notes (collectively referred to as the “combined financial statements”). In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2022 in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s combined financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits of these combined financial statements in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement, whether due to error or fraud.
Our audits included performing procedures to assess the risks of material misstatement of the combined financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matters
The critical audit matter communicated below is a matter arising from the current period audit of the combined financial statements that was communicated or required to be communicated to the audit committee and that (i) relates to accounts or disclosures that are material to the combined financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the combined financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.
Revenue Recognition
As described in Note 3 to the combined financial statements, the Company sells to customers either through long-term arrangements or standalone purchase orders. The Company’s long-term arrangements generally do not include committed volumes until underlying purchase orders are issued. Typically, revenue is recognized on the products the Company sells at a point in time, in accordance with shipping terms or other contractual arrangements. For the year ended December 31, 2022, the Company’s net sales were $1,562.1 million.
The principal consideration for our determination that performing procedures related to revenue recognition is a critical audit matter is the high degree of auditor effort in performing procedures related to the Company’s revenue recognition.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the combined financial statements. These procedures included, among others (i) evaluating revenue recognized during the year for a sample of revenue transactions by obtaining and inspecting source documents, including purchase orders, invoices, shipping documentation, and subsequent cash receipts, where applicable and (ii) confirming a sample of outstanding customer invoice balances as of year-end and obtaining and inspecting source documents, including subsequent cash receipts or shipping documentation, for confirmations not returned.
/s/PricewaterhouseCoopers LLP
Nashville, Tennessee
February 21, 2023, except for the effects of the revision discussed in Note 1 to the combined financial statements, as to which the date is August 7, 2023
We have served as the Company's auditor since 2021.

ATMUS
COMBINED STATEMENTS OF NET INCOME
For the years ended December 31, 2022, 2021 and 2020

	Years ended December 31,
In millions	2022	2021	2020
NET SALES(a)	$1,562.1	$1,438.8	$1,232.6
Cost of sales	1,202.9	1,089.5	923.2
GROSS MARGIN	359.2	349.3	309.4
OPERATING EXPENSES AND INCOME
Selling, general and administrative expenses	139.7	126.2	112.1
Research, development and engineering expenses	38.6	42.0	39.0
Equity, royalty and interest income from investees	28.0	32.4	40.7
Other operating expense, net	5.0	—	—
OPERATING INCOME	203.9	213.5	199.0
Interest expense	0.7	0.8	0.4
Other income, net	8.8	3.9	2.0
INCOME BEFORE INCOME TAXES	212.0	216.6	200.6
Income tax expense	41.6	46.5	57.8
NET INCOME	$170.4	$170.1	$142.8
_________
(a)Includes sales to related parties of $344.9 million, $328.6 million and $280.8 million, respectively.

ATMUS
COMBINED STATEMENTS OF COMPREHENSIVE INCOME
For the years ended December 31, 2022, 2021 and 2020

	Years ended December 31,
In millions	2022	2021	2020
NET INCOME	$170.4	$170.1	$142.8
Other comprehensive (loss) income, net of tax
Change in pension and other postretirement defined benefit plans	2.4	0.7	—
Foreign currency translation adjustments	(16.6)	(12.0)	11.7
Total other comprehensive (loss) income, net of tax	(14.2)	(11.3)	11.7
COMPREHENSIVE INCOME	$156.2	$158.8	$154.5

ATMUS
COMBINED BALANCE SHEETS
As of December 31, 2022 and 2021

	December 31,
In millions	2022	2021
ASSETS
Current assets
Cash and cash equivalents	$—	$—
Accounts and notes receivable, net
Trade and other	174.2	161.9
Related party receivables	61.8	60.8
Inventories	245.0	238.7
Prepaid expenses and other current assets	19.3	13.6
Total current assets	500.3	475.0
Long-term assets
Property, plant and equipment, net	148.4	141.1
Investments and advances related to equity method investees	77.0	87.0
Goodwill	84.7	84.7
Other assets	57.0	53.4
Total assets	$867.4	$841.2
LIABILITIES
Current liabilities
Accounts payable (principally trade)	$145.9	$140.1
Related party payables	82.0	78.0
Accrued compensation, benefits and retirement costs	18.2	28.8
Current portion of accrued product warranty	5.9	11.7
Other accrued expenses	79.0	63.8
Total current liabilities	331.0	322.4
Long-term liabilities
Accrued product warranty	9.6	12.2
Other liabilities	71.2	79.0
Total liabilities	$411.8	$413.6
NET PARENT INVESTMENT
Net parent investment	$511.4	$469.2
Accumulated other comprehensive loss	(55.8)	(41.6)
Total net parent investment	455.6	427.6
Total liabilities and net parent investment	$867.4	$841.2

ATMUS
COMBINED STATEMENTS OF CASH FLOWS
For the years ended December 31, 2022, 2021 and 2020

	Years ended December 31,
In millions	2022	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$170.4	$170.1	$142.8
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	21.6	21.6	21.1
Deferred income taxes	(12.7)	(2.7)	3.4
Equity in income of investees, net of dividends	0.4	(2.8)	(16.9)
Restructuring actions, net of cash payments	—	—	(3.6)
Foreign currency remeasurement and transaction exposure	(1.9)	(5.8)	(0.5)
Changes in current assets and liabilities
Trade and other receivables	(15.6)	0.2	(6.8)
Related party receivables	(2.7)	(8.0)	(5.1)
Inventories	(9.7)	(43.5)	6.1
Prepaid expenses and other current assets	(6.1)	10.2	(4.1)
Accounts payable	12.6	20.5	27.0
Related party payables	5.9	28.3	6.2
Other accrued expenses	0.8	19.4	4.0
Changes in other liabilities	(5.7)	3.4	36.9
Other, net	8.4	(1.0)	10.4
Net cash provided by operating activities	165.7	209.9	220.9
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(36.6)	(32.3)	(31.0)
Investments in internal use software	(0.9)	(1.1)	(1.0)
Net cash used in investing activities	(37.5)	(33.4)	(32.0)
CASH FLOWS FROM FINANCING ACTIVITIES
Net transfers to Parent	(128.2)	(176.5)	(188.9)
Net cash used in financing activities	(128.2)	(176.5)	(188.9)
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	—	—	—
Net increase/(decrease) in cash and cash equivalents	—	—	—
Cash and cash equivalents at beginning of period	—	—	—
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$—	$—	$—

SUPPLEMENTAL CASH FLOW INFORMATION:
Non-cash investing and financing activities:
Change in Capital expenditures	$(4.1)	$(1.5)	$(5.5)

ATMUS
COMBINED STATEMENTS OF CHANGES IN NET PARENT INVESTMENT
For the years ended December 31, 2022, 2021 and 2020

In millions	Net Parent Investment	Accumulated Other Comprehensive Loss	Total
BALANCE AT DECEMBER 31, 2019	$521.7	$(42.0)	$479.7
Net income	142.8	—	142.8
Other comprehensive income, net of tax	—	11.7	11.7
Net transfers to Parent	(188.9)	—	(188.9)
BALANCE AT DECEMBER 31, 2020	475.6	(30.3)	445.3
Net income	170.1	—	170.1
Other comprehensive loss, net of tax	—	(11.3)	(11.3)
Net transfers to Parent	(176.5)	—	(176.5)
BALANCE AT DECEMBER 31, 2021	469.2	(41.6)	427.6
Net income	170.4	—	170.4
Other comprehensive loss, net of tax	—	(14.2)	(14.2)
Net transfers to Parent	(128.2)	—	(128.2)
BALANCE AT DECEMBER 31, 2022	$511.4	$(55.8)	$455.6

ATMUS
NOTES TO THE COMBINED FINANCIAL STATEMENTS
All quantitative disclosures will be noted in U.S. Dollars in the following footnotes unless otherwise stated.
NOTE 1. DESCRIPTION OF THE BUSINESS
Separation
The accompanying Combined Financial Statements of Atmus, a business of Cummins Inc. (“Atmus”, the “Company”, “we”, “us” or “our”), include the historical accounts of the filtration business of Cummins Inc. (the “Parent” or “Cummins”), a publicly traded company incorporated in Indiana (United States). On August 3, 2021, Cummins publicly announced it was exploring strategic alternatives for its filtration business, including the potential separation of the filtration business from Cummins into a standalone company. We are conducting an initial public offering of our common stock. Prior to the closing of this offering, Cummins will transfer to us substantially all of the assets and liabilities comprising its filtration business that will form our business going forward.
Cummins has informed us that, as of the date of this prospectus, following this offering, it intends to make a tax-free split-off, pursuant to which Cummins will offer its stockholders the option to exchange their shares of Cummins common stock for shares of our common stock in an exchange offer. If the exchange offer is undertaken and consummated and not fully subscribed because less than all shares of our common stock owned by Cummins are exchanged, the remaining shares of our common stock owned by Cummins may be offered in one or more subsequent exchange offers (together with the initial exchange offer, the “exchange offer(s)”) and/or distributed on a pro rata basis to Cummins stockholders whose shares of Cummins common stock remain outstanding after consummation of the exchange offer(s) (such distribution, together with the exchange offer(s), the “split-off”).
While Cummins intends to effect the split-off, Cummins has no obligation to pursue or consummate any further dispositions of its ownership interest in us, including through the split-off, by any specified date or at all. If pursued, the split-off may be subject to various conditions, including receipt of any necessary regulatory or other approvals, the existence of satisfactory market conditions and the receipt of a private letter ruling from the IRS, which has been received, and an opinion of a nationally recognized law or accounting firm to the effect that the separation and the debt-for-equity exchange, together with such split-off, will qualify as a transaction that is tax-free to Cummins and its stockholders for U.S. federal income tax purposes. The conditions to the split-off may not be satisfied; Cummins may decide not to consummate the split-off even if the conditions are satisfied; or Cummins may decide to waive one or more of these conditions and consummate the split-off even if all of the conditions are not satisfied.
Nature of Operations
The Atmus business operates, designs, manufactures and sells filters, coolant and chemical products. Atmus offers products for first fit and aftermarket applications including air filters, fuel filters, fuel water separators, lube filters, hydraulic filters, coolants, fuel additives and other filtration systems to original equipment manufacturers, dealers/distributors and end-users. Atmus supports a wide customer base in a diverse range of markets including on-highway, off-highway segments such as oil and gas, agriculture, mining, construction, power generation, marine and industrial markets. The Company produces and sells globally recognized Fleetguard branded products in over 150 countries including countries in North America, Europe, South America, Asia, Australia and Africa. Fleetguard products are available through thousands of distribution centers centers worldwide.
Atmus Contingent Debt Agreement
On September 30, 2022, we entered into a $1.0 billion credit agreement (“Credit Agreement”), consisting of a $400 million revolving credit facility and a $600 million term loan facility (“Facilities”), in anticipation of our separation from Cummins. Borrowings under the Credit Agreement will not become available under the Credit Agreement unless and until, among other things, there is a sale to the public of our shares. The Credit Agreement will automatically terminate if no such public sale of our shares occurs on or prior to June 30, 2023.

If borrowings become available under the Credit Agreement, the Facilities would mature on September 30, 2027.
Borrowings under the Credit Agreement would bear interest at varying rates, depending on the type of loan and, in some cases, the rates of designated benchmarks and the applicable election made by us. Generally, U.S. dollar-denominated loans would bear interest at an adjusted term Secured Overnight Financing Rate (SOFR) (which includes a 0.10 percent credit spread adjustment to SOFR) for the applicable interest period plus a rate ranging from 1.125 percent to 1.75 percent depending on our net leverage ratio.
Revision of Previously Filed Combined Financial Statements
The Company is revising its combined financial statements as of and for each of the years ended December 31, 2022, 2021 and 2020 to correct those financial statements for the impact of the errors identified by the Company. These errors principally included overstatements of related party receivables and related party payables and an understatement of net parent investment, as well as other errors previously identified and considered to be immaterial, both individually and in the aggregate. We have also revised impacted amounts within the accompanying notes to the combined financial statements, as applicable.
The following tables summarize the impact of these adjustments for the periods presented:

	December 31, 2022
	Previously Reported	Adjustments	As Revised
	(in millions)
Balance Sheet
Related Party Receivables	$67.0	$(5.2)	$61.8
Inventories	251.8	(6.8)	245.0
Current Assets	512.3	(12.0)	500.3
Total Assets	$879.4	$(12.0)	$867.4
Related Party Payables	100.1	(18.1)	82.0
Current Liabilities	349.1	(18.1)	331.0
Total Liabilities	$429.9	$(18.1)	$411.8
Net Parent Investment	505.3	6.1	511.4
Total Equity	$449.5	$6.1	$455.6
Total Liabilities and Equity	$879.4	$(12.0)	$867.4

	For the Year Ended December 31, 2022
	Previously Reported	Adjustments	As Revised
	(in millions)
Statement of Net Parent Investment
Net Transfers to Parent	$(143.6)	$15.4	$(128.2)

	For the Year Ended December 31, 2022
	Previously Reported	Adjustments	As Revised
	(in millions)
Statement of Cash Flows
Net income	$170.1	$0.3	$170.4
Change in:
Related Party Receivables	(7.9)	5.2	(2.7)
Inventories	(9.4)	(0.3)	(9.7)
Accounts payable	8.5	4.1	12.6
Related Party Payables	24.0	(18.1)	5.9
Other accrued expenses	3.3	(2.5)	0.8
Net cash provided by operating activities	$177.0	$(11.3)	$165.7
Capital expenditures	(32.5)	(4.1)	(36.6)
Net cash used in investing activities	$(33.4)	$(4.1)	$(37.5)
Net transfers to Parent	(143.6)	15.4	(128.2)
Net cash used in financing activities	$(143.6)	$15.4	$(128.2)
Change in Cash and Cash Equivalents	$—	$—	$—

	December 31, 2021
	Previously Reported	Adjustments	As Revised
	(in millions)
Balance Sheet
Inventories	$245.8	$(7.1)	$238.7
Current Assets	482.1	(7.1)	475.0
Total Assets	$848.3	$(7.1)	$841.2
Other Accrued Expenses	61.3	2.5	63.8
Current Liabilities	319.9	2.5	322.4
Total Liabilities	$411.1	$2.5	$413.6
Net Parent Investment	478.8	(9.6)	469.2
Total Equity	$437.2	$(9.6)	$427.6
Total Liabilities and Equity	$848.3	$(7.1)	$841.2

	For the Year Ended December 31, 2021
	Previously Reported	Adjustments	As Revised
	(in millions)
Statement of Net Parent Investment
Net Transfers to Parent	$(170.4)	$(6.1)	$(176.5)

	For the Year Ended December 31, 2021
	Previously Reported	Adjustments	As Revised
	(in millions)
Statement of Cash Flows
Net income	$171.3	$(1.2)	$170.1
Change in:
Inventories	(50.6)	7.1	(43.5)
Accounts payable	19.0	1.5	20.5
Other accrued expenses	19.2	0.2	19.4
Net cash provided by operating activities	$202.3	$7.6	$209.9
Capital expenditures	(30.8)	(1.5)	(32.3)
Net cash used in investing activities	$(31.9)	$(1.5)	$(33.4)
Net transfers to Parent	(170.4)	(6.1)	(176.5)
Net cash used in financing activities	$(170.4)	$(6.1)	$(176.5)
Change in Cash and Cash Equivalents	$—	$—	$—

	December 31, 2020
	Previously Reported	Adjustments	As Revised
	(in millions)
Balance Sheet
Other Accrued Expenses	$51.5	$2.3	$53.8
Current Liabilities	256.3	2.3	258.6
Total Liabilities	$339.3	$2.3	$341.6
Net Parent Investment	477.9	(2.3)	475.6
Total Equity	$447.6	$(2.3)	$445.3
Total Liabilities and Equity	$786.9	$—	$786.9

	For the Year Ended December 31, 2020
	Previously Reported	Adjustments	As Revised
	(in millions)
Statement of Net Parent Investment
Net Transfers to Parent	$(186.6)	$(2.3)	$(188.9)

	For the Year Ended December 31, 2020
	Previously Reported	Adjustments	As Revised
	(in millions)
Statement of Cash Flows
Change in:
Accounts payable	$21.5	$5.5	$27.0
Other accrued expenses	1.7	2.3	4.0
Net cash provided by operating activities	$213.1	$7.8	$220.9
Capital expenditures	(25.5)	(5.5)	(31.0)
Net cash used in investing activities	$(26.5)	$(5.5)	$(32.0)
Net transfers to Parent	(186.6)	(2.3)	(188.9)
Net cash used in financing activities	$(186.6)	$(2.3)	$(188.9)
Change in Cash and Cash Equivalents	$—	$—	$—

In addition to the revisions above, amounts on the Combined Statement of Net Income for the annual periods ended December 31, 2022 and 2021 have been revised. Cost of Sales, as revised, is $1,202.9 million and $1,089.5 million for the annual periods ended December 31, 2022 and 2021, respectively. Gross Margin, as revised, is $359.2 million and $349.3 million for the annual periods ended December 31, 2022 and 2021, respectively. Net income, as revised, is $170.4 million and $170.1 million for the annual periods ended December 31, 2022 and 2021, respectively. Revisions of Net income also flow through to the Statement of Changes in Net Parent Investment.
Similarly, the Combined Statements of Comprehensive Income, have been revised to reflect the changes to Net Income for the annual periods ended December 31, 2022 and 2021. Comprehensive Income is $156.2 million and $158.8 million for the annual periods ended December 31, 2022 and 2021, respectively.
NOTE 2. BASIS OF PRESENTATION
The Beginning in 2022, we transitioned to a Gregorian calendar with our reporting period ending on the last day of the quarterly calendar period. In 2021 and prior, our reporting period ended on the Sunday closest to the last day of the quarterly calendar period. Our fiscal year ended on December 31, regardless of the day of the week on which December 31 falls.
The accompanying Combined Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States, on a standalone basis and reflect a combination of entities under common control that have been “carved out” of and derived from Cummins’ historical Consolidated Financial Statements and accounting records. Accordingly, Cummins’ net investment in this business (“Net Parent Investment”) is presented in lieu of a controlling interest’s equity in the Combined Financial Statements. Therefore, the Combined Financial Statements reflect Atmus’s combined financial position, results of operations and cash flows as if the business was a standalone company prior to the separation. The preparation of the Combined Financial Statements required considerable judgment of management and reflects significant assumptions and allocations that management believes are reasonable. As a result, Atmus’s Combined Financial Statements may not be indicative of Atmus’s future performance and do not necessarily reflect what Atmus’s combined results of operations, financial condition and cash flows would have been had Atmus operated as a separate, publicly traded company during the periods presented.
During the periods presented, Atmus functioned as part of the larger group of businesses controlled by Cummins and accordingly, utilized centralized functions, such as facilities and information technology, of Cummins to support its operations. A portion of the shared service costs were historically allocated to Atmus. Cummins also performed certain corporate functions for Atmus. The corporate expenses related to Atmus have been allocated from the Parent. These allocated costs are primarily related to certain governance and corporate functions such as finance, treasury, tax, human resources, legal, investor relations and certain other costs. Where it is possible to specifically attribute such expenses to activities of Atmus, these amounts have been charged or credited directly to Atmus without allocation or apportionment. Allocation of other such expenses is based on a reasonable reflection of the utilization of the service provided or benefits received by Atmus during the periods presented on a consistent basis, such as a relative percentage of headcount and third-party sales. The aggregate costs allocated for these functions to Atmus are included within the Combined Statements of Net Income.
Historically, Atmus’s cash was transferred to the Parent on a daily basis. This arrangement is not reflective of the manner in which Atmus would have been able to finance its operations had it been a standalone business separate from the Parent during the periods presented.
Our Parent’s debt and related interest expense have not been allocated to us for any of the periods presented since we are not the legal obligor of the debt and our Parent’s borrowings were not directly attributable to us.
NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Russian Operations
On March 17, 2022, Cummins’ Board of Directors decided to indefinitely suspend its operations in Russia due to the ongoing conflict in Ukraine. As a result of the suspension of operations, we evaluated the recoverability of assets in Russia and assessed other liabilities that may have been incurred. We have experienced, and expect to continue to experience, an inability to collect customer receivables. We also determined that we have some inventory items that were designated specifically for Russia which will not be able to be used elsewhere.
As a result of this suspension, approximately $1.7 million of accounts receivable were reserved for and $0.6 million of inventory was written off during 2022. The associated expense is recorded within Other operating expense, net and Cost of sales, respectively in the Combined Statements of Net Income. As of December 31, 2022, approximately $0.2 million of the written off accounts receivables was collected.
COVID-19
The outbreak of COVID-19 in early 2020 became a global pandemic with the resultant economic impacts evolving into a worldwide recession. The pandemic triggered a significant downturn in our markets globally, which negatively impacted our sales and results of operations during 2020. While the majority of the negative impacts to demand largely subsided in 2021, we continued to experience supply chain disruptions in 2022, which limited our ability to meet end-user demands and the related financial impacts are reflected as increased cost of sales.
Investments in Equity Investees
We use the equity method to account for our investments in joint ventures, affiliated companies and alliances in which we have the ability to exercise significant influence, generally represented by equity ownership or partnership equity of at least 20 percent but not more than 50 percent. Generally, under the equity method, original investments in these entities are recorded at cost and subsequently adjusted by our share of equity in income or losses after the date of acquisition. Equity in income or losses of each investee is recorded according to our level of ownership; if losses accumulate, we record our share of losses until our investment has been fully depleted. If our investment has been fully depleted, we recognize additional losses only when we are the primary funding source. We eliminate (to the extent of our ownership percentage) in our Combined Financial Statements the profit in inventory held by our equity method investees that has not yet been sold to a third-party. Dividends received from equity method investees reduce the amount of our investment when received and do not impact our earnings. Our investments are classified as “Investments and advances related to equity method investees” in our Combined Balance Sheets. Our share of the results from joint ventures, affiliated companies and alliances is reported in our Combined Statements of Net Income as “Equity, royalty and interest income from investees” and is reported net of all applicable income taxes. Our foreign equity investees are presented net of applicable foreign income taxes in our Combined Statements of Net Income. See Note 5, “INVESTMENTS IN EQUITY INVESTEES,” for additional information.
Use of Estimates in the Preparation of the Combined Financial Statements
Preparation of financial statements requires management to make estimates and assumptions that affect reported amounts presented and disclosed in our Combined Financial Statements. Significant estimates and assumptions in these Combined Financial Statements require the exercise of judgement and are used for, but not limited to, estimates of future cash flows and other assumptions associated with goodwill and long-lived asset impairment tests, useful lives for depreciation and amortization, warranty programs, restructuring costs, income taxes, deferred tax valuation allowances, contingencies and allowances for doubtful accounts. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may be different from these estimates.
The effect of a recovering supply chain, and potential associated disruptions, on related future financial impacts cannot be estimated at this time. This uncertainty could have a future impact on certain estimates used in the preparation of our 2022 financial results.
Revenue From Contracts with Customers
Revenue Recognition Sales of Products
We sell to customers either through long-term arrangements or standalone purchase orders. Our long-term arrangements generally do not include committed volumes until underlying purchase orders are issued. Typically, we recognize revenue on the products we sell at a point in time, in accordance with shipping terms or other contractual arrangements. All related shipping and handling costs are accrued at the time the related performance obligation has been satisfied.
Our sales arrangements may include the collection of sales and other similar taxes that are then remitted to the related taxing authority. We have elected to present the amounts collected for these taxes net of the related tax expense rather than presenting them as additional revenue.
We grant credit limits and terms to customers based upon traditional practices and competitive conditions. Typical terms vary by market, but payments are generally due in 60 days or less from invoicing for most of our product sales.
Sales Incentives
We provide various sales incentives to both our distribution network and OEM customers. These programs are designed to promote the sale of our products or encourage the usage of our products by OEM customers. When there is uncertainty surrounding these sales incentives, we may reduce the amount of revenue we recognize under a contract through an incentive accrual. When the uncertainty has been resolved the accrual will be adjusted accordingly. Sales incentives primarily fall into three categories:
•Aftermarket rebates;
•Volume and growth rebates; and
•Marketing Development Fund (“MDF”).
For aftermarket rebates, we provide incentives to promote sales to certain dealers and end- markets. These rebates are typically paid on a quarterly, or more frequent basis. At the time of the sale, we consider the expected amount of these rebates when determining the overall transaction price. Estimates are adjusted at the end of each month or quarter based on the amounts yet to be paid.Aftermarket rebates are estimated based on sales and historical experience.
For volume and growth rebates, we provide certain customers with rebate opportunities for attaining specified volumes during a particular quarter or year. We consider the expected amount of these rebates at the time of the original sale as we determine the sales revenue. We update our assessment of the amount of rebates that will be earned on a monthly or quarterly basis based on our best estimate of the volume levels the customer will reach during the measurement period.
For MDF’s, these are funds to support our customers primarily for business development, marketing and advertising programs, promotional items jointly developed, dealer incentives and partnering programs. Depending on the agreement the funds are accrued for and paid on a quarterly basis, annual basis, or as agreed with those customers receiving these funds.
Sales Returns
The initial determination of the sales revenue may also be impacted by product returns. Rights of return do not exist for the majority of our sales other than for quality issues. We do offer certain return rights in our aftermarket business, where some aftermarket customers are permitted to return a small amount of filters each year. An estimate of future returns is accounted for at the time of sale as a reduction in the overall sales revenue based on historical return rates.
Foreign Currency Transactions and Translation
We translate assets and liabilities of foreign entities to U.S. dollars, where the local currency is the functional currency, at month-end exchange rates. We translate income and expenses to U.S. dollars using weighted-average exchange rates. We record adjustments resulting from translation in a separate component of accumulated other comprehensive loss and include the adjustments in net income only upon sale, loss of controlling financial interest or liquidation of the underlying foreign investment.
Foreign currency transaction gains and losses are included in net income. For foreign entities where the U.S. dollar is the functional currency, including those operating in highly inflationary economies when applicable, we remeasure non-monetary balances and the related income statement amounts using historical exchange rates. We include the resulting gains and losses in net income, including the effect of derivatives in our Combined Statements of Net Income, which combined with transaction gains (losses) amounted to $0.3 million, $0.4 million and $(0.5) million for the years ended December 31, 2022, 2021 and 2020, respectively.
Income Tax Accounting
We determine our income tax expense using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax effects of temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Future tax benefits of net operating loss and credit carryforwards are also recognized as deferred tax assets. We evaluate the recoverability of our deferred tax assets each quarter by assessing the likelihood of future profitability and available tax planning strategies that could be implemented to realize our net deferred tax assets. A valuation allowance is recorded to reduce the tax assets to the net value management believes is more likely than not to be realized. In the event our operating performance deteriorates, future assessments could conclude that a larger valuation allowance will be needed to further reduce the deferred tax assets. In addition, we operate within multiple taxing jurisdictions and are subject to tax audits in these jurisdictions. These audits can involve complex issues, which may require an extended period of time to resolve. We accrue for the estimated additional tax and interest that may result from tax authorities disputing uncertain tax positions. We believe we made adequate provisions for income taxes for all years that are subject to audit based upon the latest information available.
Our income tax provision was prepared following the separate return method, which applies Accounting Standards Codification (“ASC”) 740 to the standalone financial statements of each member of the combined group as if the group member were a separate and standalone enterprise. Due to this treatment, tax transactions included in the Consolidated Financial Statements of the Parent may not be included in the separated Combined Financial Statements of the Company. Similarly, there may be certain tax attributes within the Combined Financial Statements of the Company which would not be found in the Consolidated Financial Statements and tax returns of the Parent. Examples of such items include net operating losses, tax credits carry forwards and valuation allowances, which may exist in the standalone financial statements but not in the Parent’s Consolidated Financial Statements.
Furthermore, the Combined Financial Statements do not reflect any amounts due to or due from the Parent for income tax related matters as these matters are settled at the end of each year.
A more complete description of our income taxes and the future benefits of our net operating loss and credit carryforwards is disclosed in Note 6, “INCOME TAXES.”
Accounts Receivable and Allowance for Doubtful Accounts
Trade accounts receivable represent amounts billed to customers and not yet collected or amounts that have been earned but may not be billed until the passage of time and are recorded when the right to consideration becomes unconditional. Trade accounts receivable are recorded at the invoiced amount, which approximates net realizable value and generally do not bear interest. The allowance for doubtful accounts is our best estimate of the amount of expected credit losses in our existing accounts receivable. We determine the allowance based on our historical collection experience and by performing an analysis of our accounts receivable in light of the current economic environment. This estimate of expected losses reflects those losses expected to occur over the contractual life of the receivable. We review our allowance for doubtful accounts on a regular basis. In addition, when necessary, we provide an allowance for the full amount of specific accounts deemed to be uncollectible. Account balances are charged off against the allowance in the period in which we determine that it is probable the receivable will not be recovered. The allowance for doubtful accounts balances were $2.4 million and $0.8 million at December 31, 2022 and 2021, respectively; the increase was principally driven by Russia as described above. Bad debt write-offs were not material during the three years ended December 31, 2022.
Inventories
Our inventories are stated at the lower of cost or net realizable value. As of December 31, 2022 and 2021, approximately 34.4% and 32.3%, respectively, of our inventories were valued using the last- in, first-out (LIFO) cost method. The cost of other inventories is generally valued using the first-in, first- out (FIFO) cost method. Our inventories include estimates for adjustments related to annual physical inventory results and for inventory cost changes under the LIFO cost method. Due to significant movements of partially-manufactured components and parts between manufacturing plants, we do not internally measure, nor do our accounting systems provide, a meaningful segregation between raw materials and work-in-process. See Note 7, “INVENTORIES,” for additional information.
Property, Plant and Equipment
We record property, plant and equipment at cost, inclusive of finance lease assets, with the adoption of ASC 842. We depreciate the cost of the majority of our property, plant and equipment using the straight-line method with depreciable lives ranging from 20 to 40 years for buildings and 3 to 15 years for machinery, equipment and fixtures. Finance lease asset amortization is recorded in depreciation expense. We expense normal maintenance and repair costs as incurred. Depreciation expense totaled $20.7 million, $21.0 million and $20.7 million for the years ended December 31, 2022, 2021 and 2020, respectively. See Note 8, “PROPERTY, PLANT AND EQUIPMENT” and Note 9, “LEASES,” for additional information.
Impairment of Long-Lived Assets
We review our long-lived assets for possible impairment whenever events or circumstances indicate that the carrying value of an asset or asset group may not be recoverable. We assess the recoverability of the carrying value of the long-lived assets at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. An impairment of a long-lived asset or asset group exists when the expected future pre-tax cash flows (undiscounted and without interest charges) estimated to be generated by the asset or asset group is less than its carrying value. If these cash flows are less than the carrying value of such asset or asset group, an impairment loss is measured based on the difference between the estimated fair value and carrying value of the asset or asset group. Assumptions and estimates used to estimate cash flows in the evaluation of impairment and the fair values used to determine the impairment are subject to a degree of judgment and complexity. Any changes to the assumptions and estimates resulting from changes in actual results or market conditions from those anticipated may affect the carrying value of long-lived assets and could result in a future impairment charge.
Leases
We determine if an arrangement contains a lease in whole or in part at the inception of the contract. Right-of-use (“ROU”) assets represent our right to use an underlying asset for the lease term while lease liabilities represent our obligation to make lease payments arising from the lease. All leases greater than 12 months result in the recognition of a ROU asset and a liability at the lease commencement date based on the present value of the lease payments over the lease term. As most of our leases do not provide the information required to determine the implicit rate, we use our incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. This rate is determined considering factors such as the lease term, our credit standing and the economic environment of the location of the lease. We use the implicit rate when readily determinable.
Our lease terms include all non-cancelable periods and may include options to extend (or to not terminate) the lease when it is reasonably certain that we will exercise that option. Leases that have a term of 12 months or less at the commencement date are expensed on a straight-line basis over the lease term and do not result in the recognition of an asset or a liability.
Lease expense for operating leases is recognized on a straight-line basis over the lease term. Lease expense for finance leases is generally front-loaded as the finance lease ROU asset is depreciated on a straight-line basis, but interest expense on the liability is recognized utilizing the interest method that results in more expense during the early years of the lease. We have lease agreements with lease and non-lease components, primarily related to real estate, vehicle and information technology (“IT”) assets. For vehicle and real estate leases, we account for the lease and non-lease components as a single lease component. For IT leases, we allocate the payment between the lease and non-lease components based on the relative value of each component. See Note 9, “LEASES,” for additional information.
Goodwill
We have the option to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value as a basis for determining whether it is necessary to perform an annual quantitative goodwill impairment test. We have elected this option for our reporting unit. In addition, the carrying value of goodwill must be tested for impairment on an interim basis in certain circumstances where impairment may be indicated.
When we are required or opt to perform the quantitative impairment test, the fair value of our reporting unit is estimated with either the market approach or the income approach using a discounted cash flow model. Our income approach method uses a discounted cash flow model in which cash flows anticipated over several periods, plus a terminal value at the end of that time horizon, are discounted to their present value using an appropriate rate of return.
The discounted cash flow model requires us to make projections of revenue, gross margin, operating expenses, working capital investment and fixed asset additions for our reporting unit over a multi-year period. Additionally, management must estimate a weighted-average cost of capital, which reflects a market rate, for our reporting unit for use as a discount rate. The discounted cash flows are compared to the carrying value of the reporting unit and, if less than the carrying value, the difference is recorded as a goodwill impairment loss. In addition, we also perform a sensitivity analysis to determine how much our forecasts can fluctuate before the fair value of a reporting unit would be lower than its carrying amount.
We perform the required procedures as of the end of our fiscal third quarter.
Changes in our projections or estimates, a deterioration of our operating results and the related cash flow effect or a significant increase in the discount rate could decrease the estimated fair value of our reporting unit and result in a future impairment of goodwill. See Note 10, “GOODWILL,” for additional information.
Warranty
We estimate and record a liability for standard warranty programs at the time our products are sold. Our estimates are based on historical experience and reflect management’s best estimates of expected costs at the time products are sold and subsequent adjustment to those expected costs when actual costs differ. As a result of the uncertainty surrounding the nature and frequency of product campaigns, the liability for such campaigns is recorded when we commit to a recall action or when a recall becomes probable and estimable, which generally occurs when it is announced. We review and assess the liability for these programs on a quarterly basis. See Note 11, “PRODUCT WARRANTY LIABILITY,” for additional information.
Research and Development
Our research and development programs are focused on product improvements, product extensions, innovations and cost reductions for our customers. Research and development expenditures include salaries, contractor fees, building costs, utilities, testing, technical IT, administrative expenses and allocation of corporate costs and are expensed, net of contract reimbursements, when incurred. Research and development expenses were $38.5 million, $41.6 million and $37.9 million for the years ended December 31, 2022, 2021 and 2020, respectively.
Related Party Transactions
In accordance with the provisions of various joint venture agreements, we may purchase products and components from our joint ventures, sell products and components to our joint ventures and our joint ventures may sell products and components to unrelated parties. Joint venture transfer prices may differ from normal selling prices. Certain joint venture agreements transfer product at cost, some transfer product on a cost-plus basis, and others transfer product at market value. We also may purchase products and components from other Cummins’ owned entities and sell products to other Cummins’ owned entities. These purchases and sales take place on terms resulting in margins within a reasonable range of market rates. See Note 15, “RELATIONSHIP WITH PARENT AND RELATED PARTIES,” for additional information.
Segment Information
We operate our business as one operating segment and also one reportable segment based on the manner in which we review and evaluate operating performance. The operating results are regularly reviewed by Atmus’s chief operating decision maker on a combined basis. The chief operating decision maker is our Chief Executive Officer.

Stock-Based Compensation
Our Parent maintains stock-based compensation plans under which it receives services from employees as consideration for equity instruments of the Parent. These Combined Financial Statements include both the expense of employees within the Company as well as expenses of the Parent that were allocated to the Company for stock-based compensation. These stock based compensation costs are measured at fair value. Expense is generally recognized on a straight line basis over the service period during which awards are expected to vest. We present stock based compensation expense within the Combined Statements of Net Income based on the classification of the respective employees’ cash compensation.
Pensions and other Postretirement Benefits
Cummins provides a range of benefits, including pensions, postretirement and post-employment benefits to eligible current and former employees, of which certain of our employees participate. For purposes of Atmus’s Combined Financial Statements, participation in these Cummins plans is being treated as a multiemployer plan. Accordingly, the benefit obligations, plan assets and accumulated other comprehensive income (loss) amounts are not shown in the Combined Balance Sheets. However, due to jurisdictional requirements, some plans will be transferring as part of the transaction and will be treated as single-employer plans. See Note 12, “PENSIONS AND OTHER POSTRETIREMENT BENEFITS,” for more information.
Net Parent Investment
Net Parent Investment represents our Parent’s historical investment in us, our accumulated net earnings after taxes and the net effect of transactions with and allocations from our Parent.
Net Parent Investment in the Combined Balance Sheets represents Cummins’ net investment in Atmus and is presented in lieu of stockholders’ equity. The Combined Statements of Changes in Net Parent Investment include net cash transfers between Cummins and Atmus pursuant to the centralized cash management and other treasury-related functions performed by Cummins. The Net Parent Investment account includes the settlement and net effect of transactions with and corporate allocations from Cummins including administrative expenses such as corporate finance, accounting and field shared services, information services, human resources, marketing, corporate office and other services.
The net effect of other assets and liabilities and related income and expenses recorded at the corporate level and pushed down to Atmus are also included in Net Parent Investment.
All transactions reflected in Net Parent Investment in the accompanying Combined Balance Sheets have been considered cash receipts and payments for purposes of the Combined Statements of Cash Flows and are reflected in financing activities in the accompanying Combined Statements of Cash Flows.
NOTE 4: REVENUE FROM CONTRACTS WITH CUSTOMERS
Disaggregation of Revenue
Revenue by Geographic Area
The table below presents our combined sales by geographic area. Net sales attributed to geographic areas were based on the location of the customer.

	Years ended December 31,
In millions	2022	2021	2020
United States	$720.5	$619.6	$539.8
China	99.7	141.9	135.2
Other international	741.9	677.3	557.6
Total net sales	$1,562.1	$1,438.8	$1,232.6

Revenue by Product Category
The table below presents our combined sales by product category:

	Years ended December 31,
In millions	2022	2021	2020
Fuel	$674.7	$612.6	$513.2
Lube	306.9	278.7	238.9
Air	267.8	242.9	222.2
Other	312.7	304.6	258.3
Total net sales	$1,562.1	$1,438.8	$1,232.6
Revenue by Major Customer
Related party sales to Cummins represented 19.3% of net sales in 2022 ($302.2 million), 18.5% of net sales in 2021 ($266.8 million) and 18.3% of net sales in 2020 ($225.5 million). For the years ended December 31, 2022, 2021 and 2020, two external customers, PACCAR and the Traton Group, represented greater than 10% of our annual net sales. These customers represented 16.2% and 12.0% of net sales in 2022, 15.1% and 11.7% of net sales in 2021 and 14.2% and 11.9% of net sales in 2020. No other customers exceeded 10% of net sales in the three years presented.
NOTE 5: EQUITY, ROYALTY AND INTEREST INCOME FROM INVESTEES
Investments and advances related to equity method investees and our ownership percentages were as follows:

	Ownership Percentage	December 31,
In millions		2022	2021
Shanghai Fleetguard Filter Co. Ltd	50.0	$23.9	$30.7
Fleetguard Filters Pvt. Ltd.	49.5	$51.4	$54.7
Filtrum Fibretechnologies Pvt. Ltd	49.7	$1.7	$1.6
Investments and advances related to equity method investees		$77.0	$87.0
Equity, royalty and interest income from investees, net of applicable taxes, was as follows:

	Years ended December 31,
In millions	2022	2021	2020
Shanghai Fleetguard Filter Co. Ltd	$5.3	$10.2	$10.8
Fleetguard Filters Pvt. Ltd. (1)	17.1	16.4	24.9
Filtrum Fibretechnologies Pvt. Ltd	0.3	0.2	0.5
Atmus share of net income	22.7	26.8	36.2
Royalty and interest income	5.3	5.6	4.5
Equity, royalty and interest income from investees	$28.0	$32.4	$40.7
(1)2020 includes $14.0 million in favorable adjustments related to tax changes within India’s 2020-2021 Union Budget of India (India Tax Law Change) passed in March 2020. See Note 6, “INCOME TAXES,” for additional information in India Tax Law Change.
Our joint ventures are primarily intended to allow us to increase our market penetration in geographic regions, reduce capital spending, streamline our supply chain management and develop technologies. The results and investments in our joint ventures in which we have 50 percent or less ownership are included in “Equity, royalty and interest income from investees” and “Investments and advances related to equity method investees” in our Combined Statements of Net Income and Combined Balance Sheets, respectively.

•Shanghai Fleetguard Filter Co. Ltd. — Shanghai Fleetguard Filter Co. Ltd. is a limited liability company (Sinoforeign joint venture) incorporated in Shanghai of the People’s Republic of China on April 27, 1994 by Dongfeng Motor Parts and Components Group Co., Ltd. and Cummins (China) Investment Co. with 50% partnership. Shanghai Fleetguard Filter Co. Ltd.’s approved scope of business operations includes the manufacture and sales of various filters and filter spare parts for diesel engines, trucks, buses, mining, excavators and other construction equipment to customers in China and exports to Atmus. Shanghai Fleetguard Filter Co. Ltd. has three manufacturing sites, Shanghai, Wuhan and Shiyan, with Shanghai being the primary location.
•Fleetguard Filters Pvt. Ltd. — Fleetguard Filters Pvt. Ltd. is a limited company incorporated in 1987 by Perfect Sealing Systems Private Limited (India) and Cummins Filtration Inc. (USA) which set a benchmark by providing premium filtration solutions for both on and off-highway applications from Air, Lube, Fuel, Hydraulic and Water Filtration to Coolants & Chemicals. They focus on supplies to first fit and aftermarket customers in India and exports to Atmus. The Head Office of Fleetguard Filters Pvt. Ltd. is located at Baner, in Pune, Maharashtra, India and has seven manufacturing plants in different states of India — Dharwad in Karnataka, Hosur in Tamil Nadu, Jamshedpur in Jharkhand, Nandur, Wadki and Loni Khalbhor in Maharashtra, and Sitarganj in Uttarakhand.

	Years ended December 31,
In millions	2022	2021	2020
Net Sales.......................................................................................	$392.5	$429.7	$338.6
Gross Margin.................................................................................	136.3	98.8	126.9
Net Income....................................................................................	38.4	53.9	48.2
Atmus Share of Net Income..........................................................	22.7	26.8	36.2
Royalty and Interest Income..........................................................	5.3	5.6	4.5
Total Equity, Royalty and Interest Income from Investees.............	$28.0	$32.4	$40.7
Current Assets...............................................................................	157.9	186.0	174.3
Non-current Assets........................................................................	82.0	84.1	87.9
Current Liabilities...........................................................................	(75.9)	(88.0)	(83.9)
Non-current Liabilities....................................................................	(7.3)	(5.3)	(4.9)
Net Assets.....................................................................................	$156.7	$176.8	$173.4
Atmus Share of Net Assets............................................................	$78.9	$88.1	$86.4
NOTE 6: INCOME TAXES
Our following table summarizes income before income taxes:

	Years ended December 31,
In millions	2022	2021	2020
U.S. income	$69.1	$71.9	$62.4
Foreign income	$142.9	$144.7	$138.2
Income before income taxes	$212.0	$216.6	$200.6
Income tax expense (benefit) consisted of the following:

	Years ended December 31,
In millions	2022	2021	2020
Current
U.S. federal and state	$28.6	$15.5	$29.0
Foreign	25.7	33.7	25.4
Total current income tax expense	54.3	49.2	54.4
Deferred
U.S. federal and state	(11.4)	1.6	4.0
Foreign	(1.3)	(4.3)	(9.5)
Impact of India tax law changes	—	—	8.9
Total deferred income tax expense (benefit)	(12.7)	(2.7)	3.4
Income tax expense	$41.6	$46.5	$57.8
A reconciliation of the statutory U.S. federal income tax rate to the effective tax rate was as follows:

	Years ended December 31,
	2022	2021	2020
Statutory U.S. federal income tax rate	21.0%	21.0%	21.0%
State income tax, net of federal effect	0.9%	1.0%	0.6%
Differences in rates and taxability of foreign subsidiaries and joint ventures	(2.6)%	(1.2)%	(1.5)%
Research tax credits	(0.6)%	(1.1)%	(0.9)%
Foreign derived intangible income	(1.3)%	(1.2)%	(1.0)%
Valuation allowance	(0.4)%	0.7%	1.3%
Uncertain tax positions	2.5%	1.6%	9.1%
Other, net	0.1%	0.7%	0.2%
Effective tax rate	19.6%	21.5%	28.8%
Our effective tax rate for 2022 was 19.6 percent compared to 21.5 percent for 2021 and 28.8 percent for 2020. The decrease in our effective tax rate was primarily due to changes in the mix of our income before income taxes between the U.S. and foreign countries. The year ended December 31, 2022, contained unfavorable discrete tax items of $5.4 million, primarily due to $5.2 million of unfavorable changes in tax reserves.
The year ended December 31, 2021, contained unfavorable net discrete tax items of $2.6 million, primarily due to $3.5 million of unfavorable changes in tax reserves, partially offset by $0.9 million of favorable other discrete tax items.
The year ended December 31, 2020, contained $24.1 million of unfavorable net discrete tax items, primarily due to $18.2 million of unfavorable changes in tax reserves, $8.9 million of withholding tax adjustments, partially offset by $3.0 million of favorable other discrete tax items. The India Tax Law Change eliminated the dividend distribution tax and replaced it with a lower rate withholding tax as the burden shifted from the dividend payor to the dividend recipient.
The India Tax Law Change resulted in the following adjustments to the Combined Statements of Net Income for the year ended December 31, 2020:

Favorable (Unfavorable)
In millions	2020
Equity, royalty and interest income from investees	$14.0
Income tax expense	$(8.9)
Net income statement impact	$5.1
At December 31, 2022, $208.9 million of non-U.S. earnings are considered indefinitely reinvested in operations outside the U.S. for which deferred taxes have not been provided. Determination of the related deferred tax liability, if any, is not practicable because of the complexities associated with the hypothetical calculation.
Carryforward tax benefits and the tax effect of temporary differences between financial and tax reporting that give rise to net deferred tax assets (liabilities) were as follows:

	December 31,
In millions	2022	2021
Deferred tax assets
Foreign carryforward benefits	$18.6	$17.6
Accrued expenses	15.5	14.0
Warranty expenses	3.5	4.2
Lease liabilities	4.1	4.9
Other	12.3	7.0
Gross deferred tax assets	54.0	47.7
Valuation allowance	(16.4)	(17.6)
Total deferred tax assets	37.6	30.1
Deferred tax liabilities
Property, plant and equipment	8.0	10.2
Unremitted income of foreign subsidiaries and join ventures	12.4	13.0
Employee benefit plans	1.2	1.5
Lease assets	4.0	4.6
Other	5.0	6.5
Total deferred tax liabilities	30.6	35.8
Net deferred tax assets (liabilities)	$7.0	$(5.7)
Our foreign carryforward benefits as of December 31, 2022 begin to expire in 2023. A valuation allowance is recorded to reduce the gross deferred tax assets to an amount we believe is more likely than not to be realized. The valuation allowance is $16.4 million and decreased in 2022 by a net $1.2 million. The valuation allowance is primarily attributable to the uncertainty regarding the realization of foreign net operating loss carryforward benefits.
Our Combined Balance Sheets contain the following tax related items:

	December 31,
In millions	2022	2021
Prepaid expenses and other current assets
Refundable income taxes	$0.8	$0.3
Other assets
Deferred income tax assets	14.3	13.4
Other accrued expenses
Income tax payable	6.0	6.6
Other liabilities
One-time transition tax	0.7	0.7
Deferred income tax liabilities	7.3	19.1
A reconciliation of unrecognized tax benefits for the years ended December 31, 2022, 2021 and 2020 was as follows:

	December 31,
In millions	2022	2021	2020
Balance at beginning of year	$19.0	$16.6	$1.8
Additions to current year tax positions	$3.2	$2.4	$2.7
Additions to prior years’ tax positions	$—	$—	$12.3
Reductions to prior years’ tax positions	$—	$—	$(0.2)
Balance at end of year	$22.2	$19.0	$16.6
The total amount of unrecognized tax benefits in 2022, 2021 and 2020, if recognized, would favorably impact the effective tax rate in future periods.
We have accrued interest expense related to the unrecognized tax benefits of $7.0 million, $5.0 million and $3.9 million as of December 31, 2022, 2021 and 2020, respectively. We recognize potential accrued interest and penalties related to unrecognized tax benefits in income tax expense.
Audit outcomes and the timing of audit settlements are subject to significant uncertainty. Although we believe that adequate provision has been made for such issues, there is the possibility that the ultimate resolution of such issues could have an adverse effect on our earnings. Conversely, if these issues are resolved favorably in the future, the related provision would be reduced, thus having a positive impact on earnings.
As a result of our global operations, we file income tax returns in various jurisdictions including U.S. federal, state and foreign jurisdictions. We are routinely subject to examination by taxing authorities throughout the world, including Australia, Belgium, Brazil, Canada, China, France, India, Mexico, the U.K. and the U.S. With few exceptions, our U.S. federal, major state and foreign jurisdictions are no longer subject to income tax assessments for years before 2018.
NOTE 7: INVENTORIES
Inventories are stated at the lower of cost or net realizable value. Inventories included the following:

	December 31,
In millions	2022	2021
Finished products	$195.9	$183.6
Work-in-process and raw materials	92.4	85.0
Inventories at FIFO cost	288.3	268.6
Excess of FIFO over LIFO	(43.3)	(29.9)
Total inventories	$245.0	$238.7

NOTE 8: PROPERTY, PLANT AND EQUIPMENT
Details of our property, plant and equipment balance were as follows:

	December 31,
In millions	2022	2021
Land and buildings	$68.7	$67.1
Machinery, equipment and fixtures	304.1	301.7
Construction in process	35.4	25.6
Property, plant and equipment, gross	408.2	394.4
Less: Accumulated depreciation	(259.8)	(253.3)
Property, plant and equipment, net	$148.4	$141.1
NOTE 9: LEASES
Our lease portfolio consists primarily of real estate and equipment leases. Our real estate leases primarily consist of land, office, distribution, warehousing and manufacturing facilities. These leases typically range in term from 2 to 50 years and may contain renewal options for periods up to 10 years at our discretion. Our equipment lease portfolio consists primarily of vehicles, fork trucks and IT equipment. These leases typically range in term from two years to three years and may contain renewal options. Our leases generally do not contain variable lease payments other than (1) certain foreign real estate leases which have payments indexed to inflation and (2) certain real estate executory costs (such as taxes, insurance and maintenance), which are paid based on actual expenses incurred by the lessor during the year. Our leases generally do not include residual value guarantees.
Our operating lease cost was $10.7 million, $10.6 million, and $9.8 million for the years ended December 31, 2022, 2021 and 2020, respectively. Our finance lease cost, short-term lease cost and variable lease cost were immaterial for the years ended December 31, 2022, 2021 and 2020.
Supplemental balance sheet information related to leases:

	December 31,
In millions	2022	2021	Balance Sheet Location
Assets
Operating	$32.4	$32.7	Other assets
Finance(1)	$0.6	$2.1	Property, plant and equipment, net
Total lease assets	$33.0	$34.8
Liabilities
Current
Operating	$9.0	$9.1	Other accrued expenses
Finance	$0.4	$0.7	Other accrued expenses
Long-term
Operating	$23.2	$23.9	Other liabilities
Finance	$0.7	$1.4	Other liabilities
Total lease liabilities	$33.3	$35.1
(1)Finance lease assets assets were recorded net of accumulated amortization of $1.3 million and $1.2 million at December 31, 2022 and 2021.
Supplemental cash flow and other information related to leases:

	Years ended December 31,
In millions	2022	2021	2020
Cash paid for amounts included in the measurement of lease liabilities
Operating cash flows from operating leases	$9.4	$9.4	$8.5
Right-of-use assets obtained in exchange for lease obligations
Operating leases	$7.4	$14.7	$18.4
Finance leases	$0.8	$1.0	$2.4
Additional information related to leases:

	December 31,
	2022	2021
Weighted-average remained lease term (in years)
Operating leases	3.8	4.3
Finance leases	3.6	3.6
Weighted-average discount rate
Operating leases	3.4%	2.5%
Finance leases	1.5%	2.0%
Following is a summary of the future minimum lease payments due to finance and operating leases with terms of more than one year at lease commencement at December 31, 2022, together with the net present value of the minimum payments:

In millions	Finance Leases	Operating Leases
2023	$0.4	$10.0
2024	0.3	8.4
2025	0.2	7.6
2026	0.1	6.3
2027	0.1	1.8
After 2027	0.1	0.2
Total minimum lease payments	1.2	34.3
Interest	(0.1)	(2.1)
Present value of net minimum lease payments	$1.1	$32.2
NOTE 10: GOODWILL
Goodwill is not amortized but it is subject to impairment testing at the reporting unit on an annual basis, or more often if events or circumstances indicate there may be impairment. We perform a goodwill impairment evaluation for our reporting unit annually. There was no impairment of goodwill during the periods covered by these Combined Financial Statements.

NOTE 11: PRODUCT WARRANTY LIABILITY
A tabular reconciliation of the product warranty liability, including accrued product campaigns, was as follows:

	December 31,
In millions	2022	2021	2020
Balance, beginning of year	$23.9	$23.2	$8.5
Provision for base warranties issued	1.6	5.9	5.8
Provision for product campaigns issued	—	—	18.5
Payments made during period	(7.0)	(7.6)	(9.9)
Changes in estimates for pre-existing product warranties	(2.6)	2.2	—
Foreign currency translation and other	(0.4)	0.2	0.3
Balance, end of period	$15.5	$23.9	$23.2
Warranty liabilities on our Combined Balance Sheets were as follows:

In millions	2022	2021
Current portion	$5.9	$11.7
Long-term portion	9.6	12.2
Total	$15.5	$23.9
Fuel Heater Campaign Accrual
Quality Quality issues were identified with a particular application of a fuel heater which primarily impacted one customer, resulting in a recall campaign. A total of $24.2 million was accrued for this campaign during the years ended December 31, 2020 and 2019. The remaining accrual balance at December 31, 2022 was $9.7 Sheet.
NOTE 12: PENSIONS AND OTHER POSTRETIREMENT BENEFITS
Pension Plans
Multiemployer Plans with Cummins
Cummins offers various retirement benefits (“Cummins Plans”) to its eligible employees which includes eligible employees of Atmus, both in the U.S. and foreign countries. Since Cummins provides these benefits to eligible employees and retirees of Atmus, the costs to participating employees of Atmus in these plans are reflected in the Combined Financial Statements, while the related assets and liabilities are retained by Cummins.
The total Cummins defined benefit pension plan service costs allocated to Atmus were $5.8 million, $6.8 million and $5.8 million in 2022, 2021 and 2020, respectively. These costs are reflected in the Combined Financial Statements as a component of Cost of sales, Research, development and engineering expenses and Selling, general and administrative expenses. The non-service benefit allocated to Atmus was $3.4 million, $2.7 million and $1.9 million in 2022, 2021 and 2020, respectively. The non-service benefit is reflected as a component of Other income, net.
The following is a listing of significant defined benefit pension plans sponsored by Cummins in which eligible Atmus employees and retirees participate:

Country	Name of Defined Benefit Plan(s)
Mexico	Pension Plan, Seniority Premium, Termination Indemnity(a)
United Kingdom	Cummins UK Pension Plan
United States	The Cummins Pension Plan
Cummins Inc. Excess Benefit Retirement Plan
Cummins Inc. Postretirement Health Care and Life Insurance Plans
Atmus Plans
Atmus has defined benefit pension plans that will be transferring with the business which provide retirement benefits to eligible participants and are collectively referred to as the “Atmus Plans.” The plans’ benefits are primarily based on employee earnings and credited service.
Plans in two countries, Belgium and Mexico, were newly established in 2022. Prior to the establishment of the plans in Belgium and Mexico, Filtration employees’ participated in the Cummins' plans.
The total Atmus Plans’ defined benefit pension plan expenses were $2.0 million in 2022 and
$0.8 million in 2021 and 2020. Service costs allocated to Atmus were $1.5 million in 2022 and $0.6 million in 2021 and 2020. These costs are reflected in the Combined Financial Statements as a component of Cost of sales, Research, development and engineering expenses and Selling, general and administrative expenses. The non-service costs allocated to Atmus were immaterial for each of the years ended December 31, 2022, 2021 and 2020. These non-service costs are reflected as a component of Other income, net.
The total Atmus Plans’ defined benefit pension plan liabilities were $7.3 million (including $0.9 million attributable to the plans in Belgium and Mexico) and $9.7 million as of December 31, 2022 and 2021, respectively. These liabilities are reflected in the Combined Financial Statements as a component of Other liabilities.
The following is a listing of significant Atmus Plans:

Country	Name of Defined Benefit Plan(s)
Belgium	Reglement Plannen Leven en Overligden
France	Indemnité de Départ en Retraite
Germany	ersorgungsordnung von October 1979
Japan	Employee Retirement Allowance Plan
Mexico	Pension Plan, Seniority Premium, Termination Indemnity(a)
(a)New plans have been established in Mexico, but for a period of time, certain Filtration employees will continue to participate in the Cummins' plans until they are transferred into the new Filtration plans.
NOTE 13: COMMITMENTS AND CONTINGENCIES
Legal Proceedings
We are subject to several lawsuits and claims arising out of the ordinary course of our business, including actions related to product liability; the use and performance of our products; warranty matters; product recalls; patent, trademark or other intellectual property infringement; contractual liability; the conduct of our business; tax reporting in foreign jurisdictions; distributor termination; workplace safety; and environmental matters. We have denied liability with respect to many of these lawsuits, claims and proceedings and are vigorously defending such lawsuits, claims and proceedings. We carry various forms of commercial, property and casualty, product liability and other forms of insurance; however, such insurance may not be applicable or adequate to cover the costs associated with a judgment against us with respect to these lawsuits, claims and proceedings. We do not believe that these lawsuits are material individually or in the aggregate. While we believe we have also established adequate accruals for our expected future liability with respect to pending lawsuits, claims and proceedings, where the nature and extent of any such liability can be reasonably estimated based upon then presently available information, there can be no assurance that the final resolution of any existing or future lawsuits, claims or proceedings will not have a material adverse effect on our business, results of operations, financial condition or cash flows.
Indemnifications
Periodically, we enter into various contractual arrangements where we agree to indemnify a third-party against certain types of losses. Common types of indemnities include:
•product liability and license, patent or trademark indemnifications;
•asset sale agreements where we agree to indemnify the purchaser against future environmental exposures related to the asset sold; and
•any contractual agreement where we agree to indemnify the counterparty for losses suffered as a result of a misrepresentation in the contract.
We regularly evaluate the probability of having to incur costs associated with these indemnities and accrue for expected losses that are probable. Because the indemnifications are not related to specified known liabilities and due to their uncertain nature, we are unable to estimate the maximum amount of the potential loss associated with these indemnifications.
NOTE 14: ACCUMULATED OTHER COMPREHENSIVE LOSS
Following are the changes in accumulated other comprehensive income (loss) by component:

In millions	Change in pensions and other postretirement defined benefit plans	Foreign currency translation adjustments	Total
Balance at December 31, 2019	$(2.2)	$(39.8)	$(42.0)
Other comprehensive income before reclassifications
Before-tax amount	—	11.7	11.7
Tax benefit (expense)	—	—	—
After-tax amount	—	11.7	11.7
Net current period other comprehensive income	—	11.7	11.7
Balance at December 31, 2020	(2.2)	(28.1)	(30.3)
Other comprehensive income before reclassifications
Before-tax amount	1.0	(12.0)	(11.0)
Tax benefit (expense)	(0.3)	—	(0.3)
After-tax amount	0.7	(12.0)	(11.3)
Net current period other comprehensive income	0.7	(12.0)	(11.3)
Balance at December 31, 2021	(1.5)	(40.1)	(41.6)
Other comprehensive income before reclassifications
Before-tax amount	3.1	(16.6)	(13.5)
Tax benefit (expense)	(0.7)	—	(0.7)
After-tax amount	2.4	(16.6)	(14.2)
Net current period other comprehensive income	2.4	(16.6)	(14.2)
Balance at December 31, 2022	0.9	(56.7)	(55.8)

NOTE 15: RELATIONSHIP WITH PARENT AND RELATED PARTIES
Historically, Atmus has been managed and operated in the normal course of business with other affiliates of Cummins. Accordingly, certain shared costs have been allocated to Atmus and reflected as expenses in the Combined Financial Statements. Management of Cummins and Atmus consider the allocation methodologies used to be reasonable and appropriate reflections of historical expenses of Cummins attributable to Atmus for purposes of the Combined Financial Statements; however, the expenses reflected in the Combined Financial Statements may not be indicative of the actual expenses that would have been incurred during the periods presented if Atmus historically operated as a separate, standalone entity. In addition, the expenses reflected in the Combined Financial Statements may not be indicative of expenses that will be incurred in the future by Atmus.
Corporate Costs/Allocations
The Combined Financial Statements include corporate costs incurred by Cummins for services that are provided to or on behalf of Atmus. Such costs represent shared services and infrastructure provided by Cummins, including information technology, administrative, finance, human resources, legal and other corporate and infrastructure services.
The corporate costs reflected in the Combined Financial Statements consist of direct charges to the business and indirect allocations to Atmus. The costs that are directly charged to Atmus, such as Cummins Business Services, are primarily determined based on actual usage.
Indirect allocations are related to shared services and infrastructure provided by Cummins that would benefit Atmus but have not been directly charged to the business in a manner discussed above. These corporate costs are allocated to Atmus using methods management believes are consistent and reasonable. The primary allocation factor is third-party revenue; however, other relevant metrics are also utilized based on the nature of the underlying activities. For example, headcount is used as the allocation driver to allocate the human resource departmental costs.
The expenses reflected in the Combined Financial Statements may not be indicative of the actual expenses that would have been incurred during the periods presented if Atmus historically operated as a separate, standalone entity. The expenses allocated and directly charged reflect all expenses that the Parent incurred on behalf of the Company. All corporate charges and allocations have been deemed paid by Atmus to Cummins in the period in which the cost was recognized in the Combined Statements of Net Income.
Total corporate costs allocated to Atmus were $45.0 million, $54.3 million and $48.0 million for the years ended December 31, 2022, 2021 and 2020, respectively. Allocated corporate costs are included in Net sales, Cost of sales, Selling, general and administrative expenses, Research, development and engineering expenses and Other income, net.
Cash Management and Financing
Cummins uses a centralized approach to cash management and financing its operations, including the operations of Atmus. Accordingly, no cash and cash equivalents have been allocated to Atmus in the Combined Financial Statements. Cash receipts from Atmus that are swept to Cummins’ accounts are offset with amounts drawn by Atmus from the Cummins’ accounts and are reflected in the amount of zero and $7.6 million as Related Party Payables in the Combined Balance Sheets as of December 31, 2022 and 2021, respectively. All debt is financed by Cummins and financing decisions for wholly and majority owned subsidiaries are determined by Cummins’ corporate treasury operations.
Related Party Balances
Atmus had trade receivables of $52.0 million and $45.2 million for products sold and accounts payable of $57.6 million and $65.0 million for products purchased in the ordinary course with Cummins as of December 31, 2022 and December 31, 2021, respectively. Our sales to Cummins were $302.2 million, $266.8 million and $225.5 million for the years ended December 31, 2022, 2021 and 2020, respectively.

NOTE 16: STOCK-BASED COMPENSATION
Cummins offers multiple programs for awarding shares of equity awards to executives, employees and non-employee directors, including dedicated Atmus employees. Awards available for grant to eligible Atmus employees are stock options and performance shares. Shares issued under the Plan may be newly issued shares or reissued treasury shares.
Stock Options Plan
Stock options are generally granted with a strike price equal to the fair market value of the stock on the date of grant and a life of 10 years. Stock options granted have a three-year vesting period. The strike price may be higher than the fair value of the stock on the date of the grant but cannot be lower. Compensation expense is recorded on a straight-line basis over the vesting period beginning on the grant date.
The compensation expense is based on the fair value of each option grant using the Black-Scholes option pricing model. Options granted to employees eligible for retirement under our retirement plan are fully expensed at the grant date.
Stock option expense was immaterial for each of the years ended December 31, 2022, 2021 and 2020.
Performance Shares
Performance shares are granted as target awards and are earned based on certain measures of our operating performance. A payout factor has been established ranging from 0 to 200 percent of the target award based on Cummins’ actual performance during the three-year performance period. The fair value of the award is equal to the average market price, adjusted for the present value of dividends over the vesting period, of Cummins’ stock on the grant date. Compensation expense is recorded ratably over the period beginning on the grant date until the shares become unrestricted and is based on the amount of the award that is expected to be earned under the plan formula, adjusted each reporting period based on current information.
Performance shares expense was immaterial for each of the years ended December 31, 2022, 2021 and 2020.
NOTE 17: SUPPLEMENTAL BALANCE SHEET DATA
Other accrued expenses included the following:

	December 31,
In millions	2022	2021
Other taxes payables	$7.5	$7.5
Marketing accruals	47.3	36.8
Current portion of operating lease liabilities	9.0	9.1
Current portion of finance lease liabilities	0.4	0.7
Income taxes payable	6.0	6.6
Other	8.8	3.1
Other accrued expenses	$79.0	$63.8

Long-lived assets include property, plant and equipment, net of depreciation, investments and advances to equity investees and other assets, excluding deferred tax assets. Long-lived assets by geographic area were as follows:

	December 31,
In millions	2022	2021
United States	$145.3	$137.1
China	32.4	39.9
Mexico	34.0	38.2
Other international	53.4	49.7
Total long-lived assets	$265.1	$264.9
NOTE 18: SUBSEQUENT EVENTS
Management has evaluated subsequent events through the date the Combined Financial Statements were re-issued on August 7, 2023. No subsequent events were identified.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
The discussion and analysis presented below refers to and should be read in conjunction with (i) the historical combined financial statements and the accompanying notes, (ii) the unaudited condensed combined financial statements and the accompanying notes and (iii) the unaudited pro forma condensed combined financial information and the accompanying notes, each included elsewhere in this prospectus. To the extent that this discussion describes prior performance, the explanations only relate to the described periods, which may not be indicative of our future performance. This discussion and analysis contains forward-looking statements and the matters discussed in these forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those made, projected or implied in the forward-looking statements. Please see “Risk Factors” and “Cautionary Statement Concerning Forward-looking Statements” for a discussion of certain of the uncertainties, risks and assumptions associated with these statements.
The following is the discussion and analysis of changes in the financial condition and results of operations for the year ended December 31, 2022 compared to the year ended December 31, 2021 and the year ended December 31, 2021 compared to the year ended December 31, 2020.
General Overview
Company Overview
Atmus is one of the global leaders of filtration products for on-highway commercial vehicles and off-highway agriculture, construction, mining and power generation vehicles and equipment. We design and manufacture advanced filtration products, principally under the Fleetguard brand, that enable lower emissions and provide superior asset protection. We estimate that approximately 16% of our net sales in 2022 were generated through first-fit sales to OEMs, where our products are installed as components for new vehicles and equipment, and approximately 84% were generated in the aftermarket, where our products are installed as replacement or repair parts, leading to a strong recurring revenue base. Building on our 65-year history, we continue to grow and differentiate ourselves through our global footprint, comprehensive offering of premium products, technology leadership and multi-channel path to market.
Basis of Presentation
The discussion below relates to the financial position and results of operations of a combination of entities under common control that have been “carved out” of Cummins’ historical combined financial statements and accounting records. The preparation of the historical combined financial statements required considerable judgment of management of Cummins and Atmus and reflects significant assumptions and allocations that management of Cummins and Atmus believe are reasonable. The historical combined financial statements reflect our historical financial position, results of operations and cash flows, in conformity with U.S. GAAP. Refer to Note 2, “BASIS OF PRESENTATION”, to the historical combined financial statements and unaudited condensed combined financial statements included elsewhere in this prospectus for additional information.
Separation and Split-Off from Cummins Inc.
On August 3, 2021, Cummins publicly announced it was exploring strategic alternatives for its filtration business, including the potential separation of the filtration business from Cummins into a standalone company. We are conducting an initial public offering of our common stock. Prior to the closing of this offering, Cummins will transfer to us substantially all of the assets and liabilities comprising its filtration business that will form our business going forward.
Cummins has informed us that, as of the date of this prospectus, following this offering, it intends to make a tax-free split-off, pursuant to which Cummins will offer its stockholders the option to exchange their shares of Cummins common stock for shares of our common stock in an exchange offer. If the exchange offer is undertaken and consummated and not fully subscribed because less than all shares of our common stock owned by Cummins are exchanged, the remaining shares of our common stock owned by Cummins may be offered in one or more subsequent exchange offers (together with the initial exchange offer, the “exchange offer(s)”) and/or distributed on a pro rata basis to Cummins stockholders whose shares of Cummins common stock remain outstanding after consummation of the exchange offer(s) (such distribution, together with the exchange offer(s), the “split-off”’).
While, as of the date of this prospectus, Cummins intends to effect the split-off, Cummins has no obligation to pursue or consummate any further dispositions of its ownership interest in us, including through the split-off, by any specified date or at all. If pursued, the split-off may be subject to various conditions, including receipt of any necessary regulatory or other approvals, the existence of satisfactory market conditions and the receipt of a private letter ruling from the IRS, which has been received, and an opinion of a nationally recognized law or accounting firm to the effect that the separation, together with such split-off, will qualify as a transaction that is tax-free to Cummins and its stockholders for U.S. federal income tax purposes. The conditions to the split-off may not be satisfied; Cummins may decide not to consummate the split-off even if the conditions are satisfied; or Cummins may decide to waive one or more of these conditions and consummate the split-off even if all of the conditions are not satisfied. The split-off is not being effected pursuant to this prospectus and the underwriters of this offering are not acting as underwriters for the split-off.
Change in Control Considerations
Transactions to implement this offering, the separation and the proposed subsequent split-off of Cummins’ equity interest in us will constitute a change in control under our joint venture in India (FFPL), resulting in the potential loss of board representation. This would effectively result in the loss of the ability to prevent certain significant actions and may result in a reduction or elimination of dividends received. See “Risk Factors — Risks Related to our Business Operations”. Additionally, a significant reduction in the level of contribution by our joint venture in India (FFPL) to our net income would likely have a material adverse effect on our business, financial condition or results of operations. See “Equity, royalty and interest income from investees” below.
Factors Affecting Our Performance
Our financial performance depends, in large part, on varying conditions in the markets we serve. Demand in these markets tends to fluctuate in response to overall economic conditions. Our revenues may also be impacted by OEM inventory levels, production schedules, commodity prices, stoppages and supply chain challenges. Economic downturns in markets we serve generally result in reduced sales of our products and can result in price reductions in certain products and/or markets. As a worldwide business, our operations are also affected by currency, political, economic, public health crises, epidemics or pandemics and regulatory matters, including adoption and enforcement of environmental and emission standards, in the countries we serve. Some of the more important factors are briefly discussed below.
Impact of the COVID-19 pandemic
The outbreak of COVID-19 in early 2020, along with the response to the pandemic by governmental and other actors, triggered a significant downturn in our markets globally, which negatively impacted our sales and results of operations during 2020. While the majority of the negative impacts to demand largely subsided in 2021, we still experienced supply chain disruptions and related increased cost of sales in 2022. In the first half of 2022, the resurgence of COVID-19 in China led to lockdowns in several cities that negatively impacted the economy and our end markets. Among the cities impacted by these lockdowns was Shanghai, which resulted in the shutdowns of our and our China joint ventures’ Shanghai- based facilities, and the results from our China operations were adversely impacted for the year ended December 31, 2022.
While our operations have not been materially impacted in the three months ended March 31, 2023, cases of COVID-19 and other respiratory diseases could increase, the severity of which could provoke government lockdowns and impact our existing supply chain by delaying the delivery of materials used in our products. To the extent lockdowns are used to combat COVID-19 or another pandemic in the future, we expect they would contribute to further disruptions in the global supply chain, which may materially and negatively impact both our future net sales and profitability. Given the unpredictable nature of COVID-19 and the response to it, we cannot predict the impact on future periods at this time.
Market demand
Aftermarket demand remained strong in the first quarter of 2023 across many of our end markets. However, we anticipate a slowdown in these markets in the second half of 2023 due to a decline in global economic activity. Demand for our first-fit products remains strong across many of our markets driven by strong economic activity in on-highway markets due to increased demand for goods and services and in off-highway markets driven by increased construction and infrastructure spend. We have continued to increase prices as a result of significant increases in our cost base and to account for technology advancements in the products we provide our customers, which has contributed to higher net sales in 2021, 2022 and in the three months ended March 31, 2023; and we expect price increases to slow in the second half of 2023.
Supply chain constraints
The COVID-19 pandemic triggered a significant downturn in our markets globally, which negatively impacted our sales and results of operations during 2020. While the negative impacts to demand largely subsided in 2021, we continued to experience supply chain disruptions in 2022, including longer lead times for materials used in manufacturing our products and increased commodity prices, and related financial impacts reflected as increased cost of sales. Beginning in 2020 and continuing through the first quarter of 2023, our industry was unfavorably impacted by supply chain constraints leading to shortages across multiple components categories and limiting our collective ability to meet end-user demand. Our customers also experienced other supply chain issues and slowed production.
As we adjusted to the recovery from the COVID-19 pandemic and the rapid return of demand in many manufacturing industries in 2022, we continued to experience supply chain disruptions, incremental costs and related challenges throughout the supply chain. We continue to monitor the supply chain disruptions utilizing early detection monitoring complemented by structured supplier risk and resiliency assessments. We have increased the frequency of formal and informal supplier engagement to address potentially impactful supply base constraints and enhanced collaboration to develop specific countermeasures to mitigate risks. Our global team, located in different regions of the world, uses various approaches to identify and resolve threats to supply continuity. Should the supply chain issues continue for an extended period of time or worsen, the impact on our production and supply chain could have a material adverse effect on our results of operations, financial condition and cash flows. Our management team continues to monitor and evaluate all of these factors and the related impacts on our business and operations, and we are diligently working to minimize the supply chain impacts to our business and to our customers.
As a result of the recent supply chain constraints described above and an increased demand for our products by customers seeking to secure their supply, we experienced an increase in sales orders in 2021 compared to 2020, resulting in elevated backorders during 2022. When on backorder, an order is generally subject to cancellation on reasonable notice without cancellation charges, and therefore are not considered firm. We work closely with our customers to meet their demand and are working through our backorders as efficiently as possible. The backorder position continued to improve throughout 2022 and into the first quarter of 2023 and is expected to stabilize further in the second quarter of 2023.
Commodity prices, labor, inflation and foreign currency exchange rates
The current economic environment has resulted, and may continue to result, in material price increases and inflation of many of our raw material, supply chain, transportation and other costs. Material cost pressures are driven largely by steel, resin and other petrochemical products. Supply chain costs have been largely driven by freight, with additional labor and overhead impact. Collectively, these pressures have driven an increase in cost of sales, which we expect to remain elevated throughout 2023. To mitigate these pressures we instituted pricing actions, which we expect should, over time, offset these cost increases. However, there is a lag between when we incur cost increases for material inputs to our product, and when we are able to realize the benefits of our price increases, leading to an adverse impact on profit margins. We continue to look for alternate competitive supply sources, adjust the materials we use and improve our design and production methods to minimize the impact from cost increases, but these alternate strategies may not be sufficient to overcome such adverse impact.
Further, the labor market for skilled manufacturing remains tight and our labor costs have increased as a result. Retaining talent is critical to the success of our company. We strive to ensure we have the right culture for all our employees, and that starts with caring and inclusiveness of all people across all backgrounds and regions. We strive to retain employees by offering competitive wages and benefits and opportunities for growth and development, as well as promoting a safe place to work. We expect our selling, general and administrative expenses to increase beginning in the second quarter of 2023 as a result of higher merit-based employee compensation, which will lead to an adverse impact on profit margins. Material, transportation, labor and other cost inflation impacted, and could continue to impact, our results of operations, financial condition and cash flows.
The appreciation of the U.S. dollar against foreign currencies in 2022 has had a negative impact on our consolidated results of operations due to translation impacts which has continued to negatively impact our results of operations in the first quarter of 2023 and may continue to have a negative impact through the remainder of 2023.
Maintaining strong distribution relationships with our channel partners
We maintain strong distribution relationships with all of our channel partners which include OEM dealers, independent distributors and retail outlets, including truck stops. The majority of our sales to first-fit, where filtration products are installed as components for new vehicles, are through OEMs with which we have strong relationships. Our relationships with OEMs also help drive our aftermarket business because they provide us with access to the dealer network of our OEM customers. In many markets the OEM dealers are the preferred source of service for the end-users. Replacement filters are sold through channels in the aftermarket, and typically shipped directly from our distribution centers to OEM dealers and channel partners which further enhances our direct connection with our broad customer and end-user base. End-users of our filters are able to acquire products through the various channels, usually preferring filters that meet or exceed OEM requirements. Our comprehensive distribution coverage is vital to maintaining our broad reach, global presence, and premium brand.
Maintaining strong relationships with our joint ventures
Maintaining strong relationships with our joint ventures is important for maintaining our global presence and achieving future growth initiatives. We have an established footprint and long-standing, successful relationships in developing and emerging markets, like China and India. The presence of joint ventures in China and India furthers our global reach and our ability to develop products for the local market.
Standalone costs
Following the separation, we expect to incur additional costs associated with becoming a standalone public company. During the second half of 2022, we incurred approximately $9.0 million of one-time expenses, and during the first quarter of 2023, we incurred approximately $4.2 million of one-time expenses. We expect to incur one-time expenses of approximately $30 million to $50 million between now and December 31, 2024. In addition, we incurred approximately $0.5 million and $0.7 million of capital expenditures in connection with our separation during the fourth quarter of 2022 and first quarter of 2023, respectively. We expect to incur capital expenditures in connection with our separation of approximately $20 million to $40 million between now and December 31, 2024. The actual amount of the one-time expenses and capital expenditures we will incur as a stand-alone public company and as part of our separation from Cummins may be higher, perhaps significantly, from our current estimates for a number of reasons, including, among others, the final terms we are able to negotiate with service providers, as well as additional costs we may incur that we have not currently anticipated. Additionally, the actual timing of when we incur these incremental expenses may be different, perhaps significantly, from our current estimates for a number of reasons, including, among others, unforeseen events that may cause delays or interruptions in our plans or our service providers’ ability to provide their services. See “Unaudited Pro Forma Condensed Combined Financial Information” for a description of the incremental recurring costs and the one-time expenses we expect to incur.
In addition, following this offering, we expect to have increased selling, general and administrative expenses due in part to higher compensation expenses relating to our employees as a result of the long-term incentive plan we are implementing in connection with this offering. See “Executive and Director Compensation — Compensation Discussion and Analysis — Long-Term Incentive Compensation” for a description of our incentive plan going forward.

Results of Operations

				Favorable/(Unfavorable)
	Years Ended December 31,			2022 vs 2021		2021 vs 2020
In millions	2022	2021	2020	Amount	%	Amount	%
NET SALES	$1,562.1	$1,438.8	$1,232.6	$123.3	8.6%	$206.2	16.7%
Cost of sales	1,202.9	1,089.5	923.2	(113.4)	(10.4)%	(166.3)	(18.0)%
GROSS MARGIN	$359.2	$349.3	$309.4	$9.9	2.8%	$39.9	12.9%
OPERATING EXPENSES AND INCOME
Selling, general and administrative expenses	139.7	126.2	112.1	(13.5)	(10.7)%	(14.1)	(12.6)%
Research, development and engineering expenses	38.6	42.0	39.0	3.4	8.1%	(3.0)	(7.7)%
Equity, royalty and interest income from investees	28.0	32.4	40.7	(4.4)	(13.6)%	(8.3)	(20.4)%
Other Operating Expense, net	5.0	—	—	(5.0)	N/A	—	N/A
OPERATING INCOME	$203.9	$213.5	$199.0	$(9.6)	(4.5)%	$14.5	7.3%
Interest expense	0.7	0.8	0.4	0.1	12.5%	(0.4)	(100.0)%
Other income, net	8.8	3.9	2.0	4.9	125.6%	1.9	95.0%
INCOME BEFORE INCOME TAXES	$212.0	$216.6	$200.6	$(4.6)	(2.1)%	$16.0	8.0%
Income tax expense	41.6	46.5	57.8	4.9	10.5%	11.3	19.6%
NET INCOME	$170.4	$170.1	$142.8	$0.3	0.2%	$27.3	19.1%

				Favorable/(Unfavorable) Percentage Points
Percent of net sales	2022	2021	2020	2022 vs 2021	2021 vs 2020
Gross margin	23.0%	24.3%	25.1%	(1.3)	(0.8)
Selling, general and administrative expenses	8.9%	8.8%	9.1%	(0.1)	0.3
Research, development and engineering expenses	2.5%	2.9%	3.2%	0.4	0.3
2022 vs. 2021
Net Sales
Net sales were $1,562.1 million (which included related party sales of $344.9 million) for 2022, an increase of $123.3 million compared to $1,438.8 million (which included related party sales of $328.6 million) for 2021. Of the total net sales increase of $123.3 million, consisting of $107.0 million in increased external sales and $16.3 million in increased related party sales, approximately $115.9 million was due to increased pricing for OEM and aftermarket products across all major regions we serve due to higher inflationary costs. The unfavorable impacts of foreign currency movements (approximately $37.8 million) were more than offset by increased volume.
Gross Margin
Gross margin was $359.2 million for 2022, an increase of $9.9 million compared to $349.3 million for 2021. The increase in gross margin was mainly due to favorable pricing as described above (approximately $115.9 million) and higher sales volumes, largely offset by increased material costs (approximately $71.6 million), increased supply chain and freight costs (approximately $33.4 million) and the unfavorable impact of changes in foreign exchange rates on cost of sales (approximately $15.0 million). Gross margin as a percentage of net sales was approximately 23.0% for 2022, a decrease of 1.3 percentage points compared to 24.3% for 2021. The decrease in gross margin as a percentage of net sales was primarily due to the high inflationary costs impacting material costs and increased freight costs due to supply chain constraints, which increased at a faster rate than the increase in net sales.
Selling, General and Administrative Expenses
Selling, general and administrative expenses were $139.7 million for 2022, an increase of $13.5 million compared to $126.2 million for 2021, primarily due to increased costs related to separation, partially offset by lower variable compensation. Selling, general and administrative expenses as a percentage of net sales was 8.9% for 2022, an increase of 0.1 percentage points compared to 8.8% in 2021. The increase in selling, general and administrative expenses as a percentage of net sales is primarily driven by the costs related to separation being higher compared to the increase in net sales.
Research, Development and Engineering Expenses
Research, development and engineering expenses were $38.6 million for 2022, a decrease of $3.4 million compared to $42.0 million in 2021, primarily due to lower corporate allocations of $7.4 million in 2022 compared to $8.9 million in 2021. Research, development and engineering expenses as a percentage of net sales was 2.5% for 2022, a decrease of 0.4 percentage points compared to 2.9% for 2021. The decrease in research, development and engineering expenses was mainly due to net sales increasing at a higher rate than the increase in research, development and engineering expenses and lower corporate allocations.
Equity, Royalty and Interest Income From Investees
Equity, royalty and interest income from investees were $28.0 million, a decrease of $4.4 million compared to $32.4 million for 2021, primarily due to lower earnings from our joint venture in China as a result of the COVID-19 response and declining economic conditions, as well as reduced demand in China.
Other Operating Expense, Net
Other operating expense, net was $5.0 million for 2022, an increase of $5.0 million compared to zero for 2021. The increase was primarily due to asset write-offs, partially offset by gains on asset sales.
Other Income, Net
Other income, net was $8.8 million for 2022, an increase of $4.9 million compared to $3.9 million for 2021. The increase in other income, net was primarily due to an increase in the non-service benefit of our defined benefit pension plans as compared to 2021.
Income Tax Expense
Our effective tax rate for 2022 was 19.6%, a decrease of 1.9 percentage points compared to 21.5% for 2021.
The year ended December 31, 2022 contained unfavorable discrete tax items of $5.4 million, primarily due to $5.2 million of unfavorable changes in tax reserves.
The year ended December 31, 2021 contained unfavorable net discrete tax items of $2.6 million, primarily due to $3.5 million of unfavorable changes in tax reserves, partially offset by $0.9 million of favorable other discrete tax items.
2021 vs. 2020
Net Sales
Net sales were $1,438.8 million (which included related party sales of $328.6 million) for 2021, an increase of $206.2 million compared to $1,232.6 million (which included related party sales of $280.8 million) for 2020. Of the total net sales increase of $206.2 million, consisting of $158.4 million in increased external sales and $47.8 million in increased related party sales, approximately $158.5 million was due to increased sales volume resulting from the recovery of COVID-19, approximately $29.0 million was due to favorable foreign currency movements and $18.7 million was attributable to price increases.

Gross Margin
Gross margin was $349.3 million for 2021, an increase of $39.9 million compared to $309.4 million for 2020. The increase in gross margin was mainly due to higher sales volumes and favorable pricing as described above (approximately $74.2 million), lower quality costs of $16.6 million and favorable impacts of changes in foreign exchange rates on cost of sales of approximately $15.5 million, partially offset by higher material costs of approximately $50.1 million and increased supply chain and freight costs of approximately $17.5 million, which are attributable to inflation. Gross margin as a percentage of net sales was approximately 24.3% for 2021, a decrease of 0.8 percentage points compared to 25.1% for 2020. The decrease in gross margin as a percentage of net sales was primarily due to the higher costs noted above, which increased at a faster rate than the increase in net sales.
Selling, General and Administrative Expenses
Selling, general and administrative expenses were $126.2 million for 2021, an increase of $14.1 million compared to $112.1 million for 2020. The increase in selling, general and administrative expenses was primarily due to higher compensation expenses relating to our sales and corporate employees (driven by lower variable compensation and temporary salary reductions in 2020). Selling, general and administrative expenses as a percentage of net sales was 8.8% for 2021, a decrease of 0.3 percentage points compared to 9.1% for 2020. The decrease in selling, general and administrative expenses as a percentage of net sales was primarily due to net sales increasing at a faster rate than the increase in selling, general and administrative expenses.
Research, Development and Engineering Expenses
Research, development and engineering expenses were $42.0 million for 2021, an increase of $3.0 million compared to $39.0 million for 2020. The increase in research, development and engineering expenses was primarily due to higher compensation expenses relating to our technical and engineering employees (driven by lower variable compensation and temporary salary reductions in 2020). Research, development and engineering expenses as a percentage of net sales was 2.9% for 2021, a decrease of 0.3 percentage points compared to 3.2% for 2020. The decrease in research, development and engineering expenses as a percentage of net sales was primarily due to net sales increasing at a faster rate than the increase in research, development and engineering expenses.
Equity, Royalty and Interest Income From Investees
Equity, royalty and interest income from investees was $32.4 million for 2021, a decrease of $8.3 million compared to $40.7 million for 2020. The decrease in equity, royalty and interest income from investees was primarily due to the absence of a $14.0 million favorable adjustment recorded in 2020, as the result of tax changes within India’s 2020-2021 Union Budget of India (India Tax Law Changes) passed in March 2020. This decrease was partially offset by higher earnings at Fleetguard Filters Pvt. Ltd. See Note 6, “INCOME TAXES” to the combined financial statements for additional information on India Tax Law Changes.
Other Income, Net
Other income, net was $3.9 million for 2021, an increase of $1.9 million compared to $2.0 million for 2020. The increase in other income, net was primarily due to an increase in non-service benefit of our defined benefit pension plans as compared to 2020.
Income Tax Expense
Our effective tax rate for 2021 was 21.5% compared to 28.8% for 2020.
The year ended December 31, 2021 contained unfavorable net discrete tax items of $2.6 million, primarily due to $3.5 million of unfavorable changes in tax reserves, partially offset by $0.9 million of favorable other discrete tax items.
The year ended December 31, 2020 contained $24.1 million of unfavorable net discrete tax items, primarily due to $18.2 million of unfavorable changes in tax reserves and $8.9 million of withholding tax adjustments, partially offset by $3.0 million of favorable other discrete tax items. The India Tax Law Changes eliminated the dividend distribution tax and replaced it with a lower rate withholding tax as the burden shifted from the dividend payor to the dividend recipient. See Note 6, “INCOME TAXES” to the combined financial statements for additional information on India Tax Law Changes.
Non-GAAP Measures
In addition to the results reported in accordance with U.S. GAAP, we have provided information regarding EBITDA, EBITDA margin and Adjusted EBITDA, which are non-GAAP financial measures and the key measures we use for determining how our business is performing. EBITDA is defined as earnings or losses before interest expense, income taxes, depreciation and amortization and EBITDA margin is defined as EBITDA as a percent of net sales. Adjusted EBITDA represents EBITDA after adding back certain one-time expenses associated with becoming a standalone public company. These standalone costs are reflected in cost of sales and selling, general and administrative expenses. We believe EBITDA and EBITDA margin are useful measures of our operating performance as they assist investors and debt holders in comparing our performance on a consistent basis without regard to financing methods, capital structure, income taxes or depreciation and amortization methods, which can vary significantly depending upon many factors. Additionally, we believe these metrics are widely used by investors, securities analysts, ratings agencies and others in our industry in evaluating performance. We believe Adjusted EBITDA is a useful measure of our operating performance as it allows investors and debt holders to compare our performance on a consistent basis without regard to one-time costs attributable to our becoming a standalone public company.
EBITDA, EBITDA margin, Adjusted EBITDA and Adjusted EBITDA margin are not in accordance with, or alternatives for, U.S. GAAP financial measures and may not be consistent with measures used by other companies. It should be considered supplemental data; however, the amounts included in the EBITDA, EBITDA margin, Adjusted EBITDA and Adjusted EBITDA margin calculations are derived from amounts included in the combined statements of net income. We do not consider our non-GAAP financial measures as superior to, or a substitute for, the equivalent measures calculated and presented in accordance with GAAP. Some of the limitations are:
•such measures do not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;
•such measures do not reflect changes in, or cash requirements for, our working capital needs;
•such measures do not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our debt;
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and such measures do not reflect any cash requirements for such replacements; and
•other companies in our industry may calculate such measures differently than we do, limiting their usefulness as comparative measures.
To properly and prudently evaluate our business, we encourage you to review the historical combined financial statements and unaudited condensed combined financial statements included elsewhere in this prospectus, and not rely on a single financial measure to evaluate our business. A reconciliation of net income to EBITDA and Adjusted EBITDA is shown in the table below:

	Years ended December 31,
In millions	2022	2021	2020
NET INCOME	$170.4	$170.1	$142.8
Plus:
Interest expense	0.7	0.8	0.4
Income tax expense	41.6	46.5	57.8
Depreciation and amortization	21.6	21.6	21.1
EBITDA (non-GAAP)	$234.3	$239.0	$222.1
Plus:
One-Time Separation Costs(a)	$9.0	$—	$—

Adjusted EBITDA (non-GAAP)	$243.3	$239.0	$222.1
Net sales	$1,562.1	$1,438.8	$1,232.6
Net income margin	10.9%	11.8%	11.6%
EBITDA margin (non-GAAP)	15.0%	16.6%	18.0%
Adjusted EBITDA margin (non-GAAP)	15.6%	16.6%	18.0%
(a)Primarily comprised of one-time expenses for consulting services in connection with establishing Atmus as a stand-alone public company:

Year ended December 31, 2022
Information Technology	$5.0
Human Resources	2.3
All Other	1.7
One-Time Separation Costs	$9.0

Liquidity and Capital Resources
Our principal sources of liquidity are expected to be operating cash flows, cash and cash equivalents and availability of undrawn capacity under our revolving credit facility, including committed credit facilities to be entered into prior to the completion of the separation. For a description of our revolving credit facility and the credit agreement, please see the section entitled “Description of Material Indebtedness.”
Upon completion of the separation and the debt financing, we expect to have a cash amount of approximately $110 million. This amount will be retained after we pay to Cummins upon the completion of this offering, as partial consideration for the filtration business that Cummins is contributing to us in connection with the separation:
•The amount of existing cash, plus
•The net proceeds from the term loan that we will enter into prior to the closing of this offering plus any amounts drawn under the revolving credit facility, less
•An amount of cash to be retained by us in an amount to be determined by Cummins.
Our management reviews our liquidity needs in determining any and all indebtedness options. We will also have the ability to access the capital markets following the separation. Our cash needs are expected to include funding of ongoing operations, making anticipated capital investments and supporting any future acquisitions. We continue to generate substantial cash from operating activities and believe that our operating cash flow and other sources of liquidity will be sufficient following the separation to allow us to manage our business and capital structure over the next twelve months.

	Years ended December 31,
In millions	2022	2021	2020
Net cash provided by operating activities	$165.7	$209.9	$220.9
Net cash used in investing activities	(37.5)	(33.4)	(32.0)
Net cash used in by financing activities	(128.2)	(176.5)	(188.9)
Total increase (decrease) in cash	—	—	—
Cash at the beginning of the period	$—	$—	$—
Cash at the end of the period	$—	$—	$—
Operating Cash Flow
Net cash provided by operating activities was $165.7 million in 2022, a decrease of $44.2 million compared to $209.9 million in 2021. The overall decrease was driven primarily by higher working capital requirements of

$41.9 million and an increase in deferred taxes of $10.0 million, partially offset by favorable changes in other assets and pension liabilities of $9.4 million. The higher working capital requirements were driven by lower related party payables and lower other accrued expenses, partially offset by lower inventories.
Net cash provided by operating activities was $209.9 million in 2021, a decrease of $11.0 million compared to $220.9 million in 2020. The overall decrease was driven primarily by a reduction in other liabilities of $33.5 million, partially offset by higher net income after adjustments to reconcile net income to net cash provided by operating activities of $27.3 million.
Dividends received from our unconsolidated equity investees were $23.1 million, $24.0 million and $19.3 million in 2022, 2021 and 2020, respectively. Dividends are typically paid in the second through the fourth quarters and are included in net cash provided by operating activities.
Investing Cash Flow
Net cash used in investing activities for each fiscal year presented was primarily used for capital expenditures. Our capital expenditures were $36.6 million (of which approximately $0.5 million were in connection with the separation), $32.3 million and $31.0 million in 2022, 2021 and 2020, respectively, corresponding to approximately 2.3.%, 2.2% and 2.5% of net sales in 2022, 2021 and 2020. We also capitalized $0.9 million, $1.1 million, and $1.0 million in internal use software costs in 2022, 2021, and 2020, respectively.
Financing Cash Flow
Net cash used in financing activities consists entirely of transfers to Cummins and was $128.2 million, $176.5 million, and $188.9 million, in 2022, 2021 and 2020, respectively.
Cummins uses a centralized approach to cash management and financing of its operations, including our operations. Accordingly, we have transferred all of our cash to Cummins to be utilized in the central cash management program and as a result do not have cash allocated to us in the combined financial statements.
Contractual Obligations
Our commitments consist of lease obligations for real estate and equipment. For more information regarding our lease obligations, see Note 9, “LEASES” of the historical combined financial statements which provides a summary of our future minimum lease payments.
Application of Critical Accounting Policies
A summary of our significant accounting policies is included in Note 3, “SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES”, of the historical combined financial statements which discusses accounting policies that we selected from acceptable alternatives.
The historical combined financial statements and unaudited condensed combined financial statements are prepared in accordance with U.S. GAAP which often requires management to make judgments, estimates and assumptions regarding uncertainties that affect the reported amounts presented and disclosed in the financial statements. Management reviews these estimates and assumptions based on historical experience, changes in business conditions and other relevant factors they believe to be reasonable under the circumstances. In any given reporting period, our actual results may differ from the estimates and assumptions used in preparing the historical combined financial statements and unaudited condensed combined financial statements.
Critical accounting estimates are defined as follows: the estimate requires management to make assumptions about matters that were highly uncertain at the time the estimate was made; different estimates reasonably could have been used; or if changes in the estimate are reasonably likely to occur from period to period and the change would have a material impact on our financial condition or results of operations. Our critical accounting estimates include estimating variable consideration for revenue recognition and accounting for income taxes.
Revenue Recognition
We sell to customers either through long-term arrangements or standalone purchase orders. Our long-term arrangements generally do not include committed volumes until underlying purchase orders are issued.

Typically, we recognize revenue on the products we sell at a point in time, in accordance with shipping terms or other contractual arrangements.
The transaction price of a contract could be reduced by variable consideration including aftermarket rebates, volume and growth rebates and sales returns. At the time of sale to a customer, we record an estimate of variable consideration as a reduction from gross sales. We primarily rely on historical experience and anticipated future performance to estimate the variable consideration. Revenue is recognized to the extent that it is probable that a significant reversal of revenue will not occur when the contingency is resolved.
For aftermarket rebates and volume and growth rebates, purchase rebates and discounts, management estimates are based on the terms of the arrangements with customers, historical payment experience, volume in quantity or mix of purchases of product during a specified time period and expectations for changes in relevant trends in the future. Adjustments to rebate accruals are made as actual usage becomes known in order to properly estimate the amounts necessary to generate consumer demand based on market conditions as of the balance sheet date.
For product returns, some aftermarket customers are permitted to return small amounts of parts and filters each year. An estimate of future returns is accounted for at the time of sale as a reduction in the overall sales revenue based on historical return rates.
Accounting for Income Taxes
We determine our income tax expense using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax effects of temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Future tax benefits of net operating loss and credit carryforwards are also recognized as deferred tax assets. We evaluate the recoverability of our deferred tax assets each quarter by assessing the likelihood of future profitability and available tax planning strategies that could be implemented to realize our net deferred tax assets. At December 31, 2022, we recorded net deferred tax assets of $7.0 million. The assets included $18.6 million for the value of net operating loss and credit carryforwards. A valuation allowance of $16.4 million was recorded to reduce the tax assets to the net value management believed was more likely than not to be realized. In the event our operating performance deteriorates, future assessments could conclude that a larger valuation allowance will be needed to further reduce the deferred tax assets.
In addition, we operate within multiple taxing jurisdictions and are subject to tax audits in these jurisdictions. These audits can involve complex issues which may require an extended period of time to resolve. We accrue for the estimated additional tax and interest that may result from tax authorities disputing uncertain tax positions. We believe we made adequate provisions for income taxes for all years that are subject to audit based upon the latest information available. A more complete description of our income taxes and the future benefits of our net operating loss and credit carryforwards is disclosed in Note 6, “INCOME TAXES,” to the historical combined financial statements.
Market Risk Disclosure
Foreign Currency Exchange Risk
As a result of our international business presence, we are exposed to foreign currency exchange rate risks. We transact business in foreign currencies and, as a result, our income and financial condition are exposed to movements in foreign currency exchange rates. This risk is closely monitored and managed through the use of financial derivative instruments. Financial derivatives are used by Atmus expressly for hedging purposes and under no circumstances are they used for speculative purposes. Substantially all of Atmus’s derivative contracts are subject to master netting arrangements which provide the option to settle certain contracts on a net basis when they settle on the same day with the same currency. In addition, these arrangements provide for a net settlement of all contracts with a given counterparty in the event that the arrangement is terminated due to the occurrence of default or a termination event.
To minimize the income volatility resulting from the remeasurement of net monetary assets and payables denominated in a currency other than the functional currency, Atmus enters into foreign currency forward contracts, which are considered economic hedges. The objective is to offset the gain or loss from remeasurement with the gain or loss from the fair market valuation of the forward contract. These derivative instruments are not designated as hedges.
The potential gain or loss in the fair value of our outstanding foreign currency contracts, assuming a hypothetical 10% fluctuation in the currencies of such contracts, would not have a material impact on the historical combined financial statements for the years ended December 31, 2022, 2021 and 2020. The sensitivity analysis of the effects of changes in foreign currency exchange rates assumes the notional value to remain constant for the next 12 months. The analysis ignores the impact of foreign exchange movements on our competitive position and potential changes in sales levels. Any change in the value of the contracts, real or hypothetical, would be significantly offset by an inverse change in the value of the underlying hedged items.
Risk Factors
There have been no material changes from the risk factors previously disclosed in our IPO Prospectus, except for the additional risk factor set forth below:
We have identified a material weakness in our internal control over financial reporting. If our remediation of said material weakness is not effective, or if we experience additional material weaknesses, or if we fail to design and maintain effective internal control over financial reporting, our ability to timely and accurately report our financial condition and results of operations or comply with applicable laws and regulations could be impaired, which may adversely affect investor confidence in us and, as a result, the value of our common stock.
As a public company, we will be required to maintain internal control over financial reporting and to evaluate and determine the effectiveness of our internal control over financial reporting. Beginning with our annual report on Form 10-K as of and for the year ending December 31, 2024, we will be required to provide a management report on internal control over financial reporting, as well as an attestation of our independent registered public accounting firm.
Subsequent to filing the Company’s registration statement on Form S-1/A, errors in the preparation of the unaudited condensed combined financial statements as of and for the period ended March 31, 2023, were discovered, which management believes resulted because the Company did not design and maintain effective controls over period-end financial reporting to completely identify and accurately account for intercompany and related party transactions.
A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim consolidated financial statements will not be prevented or detected on a timely basis.
We did not design and maintain effective controls over period-end financial reporting to completely identify and accurately account for intercompany and related party transactions. This material weakness resulted in errors in our related party receivables, related party payables, and net parent investment on the Balance Sheets; net cash provided by operating activities and net cash used in financing activities on the Statements of Cash Flows; and, net transfers to parent on the Statements of Changes in Net Parent Investment, which resulted in a restatement of the unaudited condensed combined financial statements as of and for the period ending March 31, 2023 and a revision to the combined financial statements as of and for each of the years ending December 31, 2022, 2021 and 2020 and the unaudited condensed combined financial statements as of and for the period ending March 31, 2022. Additionally, this material weakness could result in a misstatement of the aforementioned account balances or disclosures that would result in a material misstatement to the annual or interim financial statements that would not be prevented or detected. We are committed to maintaining a strong internal control environment. Our management, with oversight from our Audit Committee, has begun to take steps to remediate the material weakness.
We cannot assure you that the measures that we are implementing, will be sufficient to remediate the material weakness we have identified or avoid the identification of additional material weaknesses in the future. If the steps we are taking do not remediate the material weakness in a timely manner, there could continue to be a reasonable possibility that these control deficiencies or others could result in a material misstatement of our annual or interim consolidated financial statements that would not be prevented or detected on a timely basis.

As a result of the restatement we may have a higher likelihood of becoming subject to a stockholder or other litigation. We may lose investor confidence in the accuracy and completeness of our financial reports, the market price of our securities could decline, and we could be subject to sanctions or investigations by regulatory authorities. Further, failure to maintain effective internal control over financial reporting and disclosure controls and procedures could also restrict our future access to the capital markets.